UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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CONSOL ENERGY INC.

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CONSOL ENERGY

FUEL THE WORLD FOR A BETTER TOMORROW

2022 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS — APRIL 26, 2022

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317

Telephone (724) 416-8300

Dear Fellow Stockholder:

On behalf of the entire Board of Directors of CONSOL Energy Inc. (“CEIX”), we invite you to attend CEIX’s fifth Annual Meeting of Stockholders. The Annual Meeting will be held solely via live webcast at www.virtualshareholdermeeting.com/CEIX2022 on April 26, 2022, at 9:00 a.m. Eastern Time.

You will be asked to vote on the following items for the Annual Meeting: (i) the election of our directors, (ii) ratification of the appointment of our independent registered public accounting firm, and (iii) advisory approval of our 2021 executive compensation program. Detailed information about the director nominees, including their specific experience and qualifications, begins on page 12 of the proxy statement. Information about our independent registered public accounting firm begins on page 17 of the proxy statement. Our Compensation Discussion and Analysis, which explains our 2021 compensation decisions, begins on page 23 of the proxy statement. We encourage you to read the proxy statement carefully for more information.

During 2021, we took advantage of improving market conditions and resurgent domestic and global economies to achieve strong results and position ourselves for the future. At our flagship Pennsylvania Mining Complex (PAMC), we grew our PAMC coal revenue to $1,085 million for the year ended December 31, 2021 from $771 million for the year ended December 31, 2020. We also grew PAMC production from 18.8 million tons in 2020 to 23.9 million tons in 2021, improved our average revenue per ton sold from $41.31 in 2020 to $45.75 in 2021, and, although our total costs and expenses increased to $1,224 million from $1,031 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, we reduced our cash cost of coal sold per ton* from $29.12 in 2020 to $28.25 in 2021, all while successfully managing inflationary pressures and the continued impacts of COVID-19 on our workforce, supply chain, and logistics partners. As a result, we were able to grow our PAMC average cash margin per ton sold* to $17.50 in 2021 from $12.19 in 2020, a 44% year-on-year increase. Moreover, we achieved these results while continuing to diversify our sales portfolio into export and non-power generation markets. During 2021, we exported a record 11 million tons from the PAMC, representing 47% of our total tons sold, and we placed approximately 37% of our total sales tons into industrial and metallurgical markets, which benefit from the characteristics of our high-quality PAMC product. This was enabled, in part, by our wholly-owned CONSOL Marine Terminal (CMT), which continued to serve as our strategic gateway to the seaborne market and achieved its second-highest throughput year on record and generated $32 million of net income and $43 million Adjusted EBITDA* attributable to the CMT segment for the year ended December 31, 2021. All of this was accomplished while maintaining a Total Recordable Incident Rate 54% lower than the national average for underground bituminous coal mines at the PAMC (based on preliminary Mine Safety and Health Administration (MSHA) data) and achieving another year of zero safety exceptions at the CMT.

Our financial performance reflected these strong operating and sales results, as we generated $306 million of net cash provided by operating activities and $186 million of free cash flow*. We also have reduced our total debt in every year since we were spun off as an independent publicly-traded company in 2017. While executing our de-levering goals, we have simultaneously capitalized on opportunities to access alternative sources of financing and capture the arbitrage versus our existing debt. Case in point, we raised $75 million in the tax-exempt municipal bond market in 2021, while also making payments of $101 million to reduce consolidated indebtedness, including $17 million toward our higher-interest second lien notes. Our operating and financial performance continued to create value for CEIX stockholders, and our share price appreciated by more than 200% during the year. We see strong fundamentals carrying into 2022, and we stand near fully-contracted for 2022 PAMC sales at anticipated realizations that are substantially improved compared to our 2021 results.

Our continued success and positive near-term outlook have allowed us to make meaningful investments in our future. Chief among these is our Itmann mine project, which we reaccelerated in 2021. We are now on track to complete the relocation of a state-of-the-art preparation plant to the Itmann site and ramp up the mine to full production during the second half of 2022. Once operating at full capacity, we expect the mine and preparation plant to produce approximately 900,000 tons annually of high-quality low-vol metallurgical coal for sale in the domestic and international markets, with a cost structure that will allow it to generate meaningful cash flow across a wide range of market conditions. We also are investing in the development of a fifth longwall at the PAMC, which is targeted for completion by the end of 2022 and will improve our production optionality, including the opportunity to rapidly add incremental production in strong markets such as those we are currently experiencing.

Coal remains the largest source of electricity and the second-largest source of primary energy globally, and looking ahead, we believe society will continue to rely on coal as a critical resource for electricity, infrastructure, and basic human needs as the energy transition plays out in the coming decades. Given this outlook, our goal is to lead the industry as a socially and environmentally responsible coal supplier, while continuing to sustainably grow and diversify our company. To that end, we expect to be releasing our fifth annual Corporate Sustainability Report in May, and we are proud to be among the first pure play coal companies to set greenhouse gas emission reduction targets. These include achieving a 50% reduction in our direct operating emissions by 2026 and achieving net zero emissions by 2040. Innovation will be paramount for realizing our financial, strategic, and ESG goals, and we continue to invest in a portfolio of new technologies, such as advanced carbon materials, waste coal utilization, and greenhouse gas emission reduction technologies, that are aligned with our priorities. We look forward to continuing to achieve Forward Progress in creating sustainable value for our stockholders in 2022 and beyond.

Finally, we remain committed to promoting diversity throughout our organization. Our Board believes in the value of diversity, has adopted a diversity policy relating to board membership and emphasizes the importance of diversity within our board when considering succession planning. Our Board likewise continues to promote diversity throughout our workforce by, among other things, ensuring that we have a diverse executive management team.

We are making our proxy materials for the Annual Meeting available to you via the Internet. We hope that this offers you convenience while allowing us to reduce the number of copies that we print.

Your vote is important to us. We hope that you will participate in the Annual Meeting, either by attending and voting at the meeting or by voting as promptly as possible through the Internet, by telephone or by completing and mailing a proxy card (following the process as further described in the proxy statement). Detailed instructions on “How to Vote” begin on page 9.

Thank you for your investment in CEIX, and we hope you will be able to join us at this year’s Annual Meeting.

Sincerely,
William P. Powell Chair of the Board		James A. Brock President & CEO

*

See Appendix A to this proxy statement for a reconciliation of cash cost of coal sold per ton (non-GAAP) to total costs and expenses (GAAP), average cash margin per ton sold (non-GAAP) to total coal revenue (GAAP), Adjusted EBITDA (non-GAAP) to net income (GAAP) and free cash flow (non-GAAP) to net cash provided by operating activities (GAAP).

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	April 26, 2022
TIME:	9:00 a.m. Eastern Time
PLACE:	Solely via live webcast at www.virtualshareholdermeeting.com/CEIX2022 (the “CEIX Meeting Website”)
AGENDA:	1.	Elect directors for a one-year term;
	2.	Ratify the appointment of Ernst & Young LLP as CEIX’s independent registered public accounting firm for the fiscal year ending December 31, 2022;
	3.	Approve, on an advisory basis, the compensation paid to our named executive officers in 2021, as reported in this Proxy Statement;
	4.	Transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.
RECORD DATE:

By resolution of the Board of Directors, we have fixed the close of business on March 4, 2022 as the record date for determining the stockholders of CEIX entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

INFORMATION ABOUT THE MEETING:

We are delivering our proxy materials to stockholders via the Internet. On March 17, 2022, we mailed a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to holders of record as of the record date, and posted our proxy materials on the website referenced in the Internet Notice. The Internet Notice explains how to access the proxy materials and our 2021 Annual Report, free of charge, through the website described in the Internet Notice. The Internet Notice and website also provide information regarding how you may request to receive proxy materials in printed form, by mail or electronically by e-mail for this meeting and on an ongoing basis. You may vote through any of the acceptable means described in the Proxy Statement. Instructions on how to vote begin on page 9.

Due to the ongoing public health considerations associated with the coronavirus outbreak (“COVID-19”), our annual meeting of stockholders (the “Annual Meeting”) will be held solely via live webcast on the CEIX Meeting Website and you will not be able to be physically present at the Annual Meeting. You will be able to participate virtually, vote your shares of CEIX Common Stock electronically, view the list of registered holders entitled to vote at the Annual Meeting and submit questions online during the Annual Meeting by logging on to the CEIX Meeting Website using the 16-digit control number included in your proxy card, vote instruction form or notice you previously received and following the directions on the CEIX Meeting Website. If you are not eligible to participate in the Annual Meeting, you may listen to a webcast of the Annual Meeting by logging on to the CEIX Meeting Website as a guest. Guests will not be able to ask questions or vote at the Annual Meeting. We encourage you to log on 15 minutes prior to the start time of the Annual Meeting. If you have difficulty accessing the Annual Meeting through the CEIX Meeting Website, please call the technical support number provided.

March 17, 2022 Martha A. Wiegand General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

of Stockholders to be Held on April 26, 2022:

The Proxy Statement, 2021 Annual Report, Notice of Annual Meeting of Stockholders and related materials are available free of charge at www.proxyvote.com or may be obtained by contacting the Investor Relations department at the address and phone number on page 9 of the Proxy Statement.

– 2022 Proxy Statement

PROXY SUMMARY

This Proxy Summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting. On March 17, 2022, we mailed the Internet Notice to holders of record as of the record date, and posted our proxy materials on the website referenced in the Internet Notice.

2022 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME: April 26, 2022 9:00 a.m. Eastern Time	PLACE: Solely via live webcast at www.virtualshareholdermeeting.com/CEIX2022	RECORD DATE: March 4, 2022

PROPOSALS REQUIRING YOUR VOTE

Stockholders are being asked to vote on the following proposals at the Annual Meeting. Your vote is very important to us. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

Item	Proposal	Board Recommendation	Page
1	Election of Directors	FOR EACH NOMINEE	12
	The election of director nominees for a one-year term ending in 2023.
2	Ratification of Appointment of Ernst & Young LLP	FOR	16

The Audit Committee appointed Ernst & Young LLP as CEIX’s independent registered public accounting firm for fiscal year 2022. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of the independent registered public accounting firm.

3	Advisory Approval of 2021 Named Executive Officers’ Compensation Stockholders are being asked to approve, on an advisory basis, the compensation paid to CEIX’s named executive officers in 2021. CEIX’s executive compensation programs are designed to create a direct linkage between stockholder interests and management with incentives specifically tailored to the achievement of financial, operational and stock performance goals.	FOR	19

– 2022 Proxy Statement	1

PROXY SUMMARY

CURRENT BOARD OF DIRECTORS

The following table provides summary information about our current Board of Directors as of March 15, 2022. All of our directors, whose terms expire at the Annual Meeting, are nominees for election at the Annual Meeting, each for a one-year term ending in 2023.

Name	Age	Director Since	Occupation	Term Expiring	Independent	Committee Memberships
William P. Powell†	66	2017	Managing Partner of 535 Partners LLC	2023	Yes	• AC • CC • HSE
Sophie Bergeron	44	2019	Managing Director of Diamonds, Technical and HSEC of Rio Tinto	2023	Yes	• NCG • HSE††

James A. Brock	65	2017	President and Chief Executive Officer of CEIX	2023	No	• HSE
John T. Mills	74	2017	Former Chief Financial Officer of Marathon Oil Corporation	2023	Yes	• AC†† • CC • HSE
Joseph P. Platt	74	2017	General Partner of Thorn Partners LP	2023	Yes	• CC†† • NCG • HSE
Edwin S. Roberson	77	2017	Former Chief Executive Officer of Christ Community Health Services	2023	Yes	• AC • NCG†† • HSE

AC	Audit Committee
CC	Compensation Committee
HSE	Health, Safety and Environmental Committee

NCG	Nominating and Corporate Governance Committee
†	Chair of the Board
††	Committee Chair

BUSINESS/STRATEGIC 2021 HIGHLIGHTS

•	The Right Team. We have an experienced and focused senior executive team and Board of Directors that can navigate and capitalize on future opportunities in the mining and energy space.

•

Bottom Line. We generated a GAAP net income of $34.1 million in 2021 compared to a GAAP net loss of $13.2 million in 2020. Notably, our Adjusted EBITDA for 2021 was $378.2 million* compared to $261.5 million* for 2020, representing a 45% improvement compared to 2020.

•	Strong Operational Performance.

•	Total PAMC coal shipments of 23.7 million tons, a 27% improvement compared to 2020. Approximately 37% of 2021 PAMC coal shipments were used in non-power generation applications.

•	PAMC coal revenue of $1,085 million for 2021 compared to $771 million for 2020.

•	Average cash margin per ton sold of PAMC coal sales of $17.50* for 2021 versus $12.19* for 2020, a 44% improvement year-over-year.

•

Our Bailey Preparation Plant and CONSOL Marine Terminal each had ZERO employee recordable incidents in 2021. Our Total Recordable Incident Rate at the PAMC was approximately 54% below the national average (based on preliminary MSHA data).

•	Net Cash Provided by Operating Activities of $305.6 million in 2021 compared to $129.3 million in 2020.

•

Generated free cash flow of $186.4 million* in 2021 compared to $53.2 million* in 2020, of which $101.2 million was used towards reducing consolidated indebtedness, including reducing Term Loan A, Term Loan B, second lien notes and equipment-financed debt outstanding by $25.0 million, $30.9 million, $17.1 million and $28.2 million, respectively.

2	– 2022 Proxy Statement

PROXY SUMMARY

•

Secured alternative sources of financing by issuing $75.0 million in the tax-exempt municipal bond market, of which $46.1 million is available in escrow as restricted cash, and strengthened the CEIX balance sheet by making net payments toward debt of approximately $101.2 million.

•	Positioning for the Future.

•

ESG. Announced a big step toward our Forward Progress Sustainability Initiative by establishing greenhouse gas (GHG) emission reduction targets, which include a 50% reduction in direct operating GHG emissions in 5 years and Net Zero direct operating GHG emissions by 2040. This establishes CEIX as a leader among its global coal peers and affirms its commitment to being a responsible operator for its stakeholders.

•

Recommenced the Itmann metallurgical coal project with an expanded scope to accelerate our diversification strategy. The project is expected to produce approximately 900,000 product tons/year of high-quality low-vol metallurgical coal with commissioning expected in the second half of 2022. Furthermore, under the expanded scope, the project creates additional growth opportunity and higher revenue potential by adding third-party processing capacity of up to 750 thousand to 1 million product tons per year.

•

Own a ~25% equity interest in CFOAM Corp., which produces carbon foam products from coal for high-performance materials science applications and moved forward in partnerships with Ohio University and OMNIS Bailey LLC to develop technologies that have the potential to diversify our revenue streams and create new, sustainable end-uses for coal.

•

Advancing our 21st Century Power Plant project, which is evaluating a next-generation power plant at the PAMC that would be fueled by waste coal and biomass and equipped with carbon dioxide (CO2) capture and storage to achieve net neutral or negative CO2 emissions.

*

See reconciliation of average cash margin per ton sold (non-GAAP) to PAMC coal revenue (GAAP), Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and free cash flow (non-GAAP) to net cash provided by operating activities (GAAP) in Appendix A to this Proxy Statement.

COMPENSATION HIGHLIGHTS

Independent Compensation Consultant	Continued use by our Compensation Committee of an independent compensation consultant that reports directly to the Compensation Committee.
Say on Pay Results	97% of the shares voted at our 2021 Annual Meeting of Stockholders approved our executive compensation program.
Compensation Program Design

Designed an overall compensation program with 75.4% of compensation for named executive officers (“NEOs”) contingent on performance goals, reinforcing our pay-for-performance culture, which aligns risk-taking with sustainability and the long-term financial health of our company.

Short-Term Incentive Compensation (“STIC”) Annual Performance	Met and exceeded target performance level for 2021 STIC resulting in annual STIC payouts to our NEOs at over 100% of target performance.

– 2022 Proxy Statement	3

PROXY SUMMARY

Long-Term Incentive Compensation (“LTIC”) Performance-Based Restricted Stock Unit Awards (“PSUs”)	Met and exceeded target performance level for 2021 tranche resulting in the vesting of performance-based cash awards granted to the NEOs under the 2021-2023 LTIC program.
Pay Ratio Results

Determined the ratio of the total annual compensation of our Chief Executive Officer (“CEO”), as compared to the total annual compensation of our median employee, to be 55:1. Based upon data collected by Mercer, our independent compensation consultant, in 2020 the average ratio of the compensation of the Chief Executive Officer to median employee of 494 of the companies included in the S&P 500 Index was 282 to 1 and among 76 companies that have reported such ratio as of March 2, 2022 with respect to 2021 compensation, the average ratio of Chief Executive Officer to median employee compensation was 367 to 1.

Board Size and Director Compensation	Maintained Board size and non-employee director compensation at current levels with no increases since the inception of the company in 2017.
Governance Practices	Continued adherence to good governance practices, including but not limited to, anti-hedging, recoupment, compensation risk assessment, and stock ownership/holding and equity grant practices.

4	– 2022 Proxy Statement

PROXY SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board and management are committed to strong corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability and helps build public trust in our company. This Proxy Statement describes our governance framework, which includes the following highlights:

•

Independent Directors. A majority of our directors must be independent. Currently, all of our directors other than James A. Brock are independent, and our Audit, Nominating and Corporate Governance, and Compensation Committees consist exclusively of independent directors.

•

Majority Voting Requirement. Our Second Amended and Restated Bylaws (the “bylaws”) require that any nominee for election to the Board who receives a greater number of “withheld” votes from his or her election than votes cast in favor of that director’s election to the Board in an uncontested election must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation on the tendered resignation, and the Board will then accept or reject the offer of resignation within 90 days.

•	Annual Election of Directors. As of the 2022 annual meeting, our Board is no longer classified and all of our directors will be subject to annual re-election to the Board.

•

No Supermajority Vote Requirements. In 2020, we amended our Certificate of Incorporation and bylaws to eliminate supermajority vote requirements with respect to the removal of directors beginning with our 2022 annual meeting.

•

Independent Chair; Lead Director. Currently, our Chair of the Board is independent of management. In addition, in the event that our Chief Executive Officer would also serve as the Chair, our corporate governance guidelines require a Lead Director position with specific responsibilities to ensure independent oversight of management.

•

Regular Meetings of Independent Directors. Our independent directors regularly meet in executive sessions with no members of management present. Such executive sessions are presided over by our Chair of the Board.

•

Robust Strategy, Risk and Safety Oversight by the Board and Committees. Our Board and committees have implemented a robust framework to actively oversee the strategy and risks relating to the operation and management of a publicly-traded coal company. In addition, our Board has a strong commitment to the safety of our workers and the environments in which we operate and has formed a separate Board level committee to oversee these core company values.

•

Diversity on Board. We believe in diversity and value the benefits diversity can bring to our Board. In 2018, our Board adopted a policy regarding diversity of its members. Effective March 1, 2019, Sophie Bergeron was elected as a director to fill the vacancy resulting from a retiring director.

•	Diversity in Executive Management. We seek to promote diversity throughout our workforce by, among other things, emphasizing diversity among our executive management team.

•

Emphasis on Ethics Compliance. We believe strongly in, and provide training and awareness surrounding, our Code of Business Conduct and Ethics and the CONSOL Ethics Compliance Hotline. We provide annual training on our Code of Business Conduct and Ethics. It is our policy to comply with all applicable laws and adhere to the highest level of ethical conduct, including anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act (the “FCPA”) and similar laws in other jurisdictions. In that regard, in 2018 we adopted a Foreign Corrupt Practices Act Policy that has been distributed to all of our employees, directors and officers. In addition to these persons certifying compliance with the policy, we provide training on compliance with the FCPA and our policy. It is important that all of our business activities reflect our commitment to the highest standards of integrity and accountability.

•	Stock Ownership and Retention Guidelines. As further described on pages 35 and 61, our Board has adopted stock ownership and retention guidelines that apply to the Board and our executive officers.

– 2022 Proxy Statement	5

PROXY SUMMARY

•

Consistent Stockholder Outreach. Our management team spends a significant amount of time meeting and speaking to our stockholder base. We have initiated an integrated effort to interact and receive feedback from the proxy teams at our stockholder base to incorporate best governance, compensation and oversight practices.

•

Sustainability. We provide transparency into our operations through the regular publishing of corporate sustainability reports. We anticipate that our Corporate Sustainability Report for 2021, which will be the fifth such report we have published, will be posted on our website in May 2022.

•

Human Rights Policy. In February 2019, we adopted a human rights policy. This policy reinforces our commitment and responsibility to respect all human rights, including those of our employees, suppliers, vendors, subcontractors and other partners, and individuals in communities in which we operate. Our policy addresses promoting health and safety, eliminating compulsory labor and human trafficking, abolishing child labor, eliminating harassment and unlawful discrimination in the workplace, and providing competitive compensation.

•

Strong Commitment to Robust Corporate Governance Practices. As a relatively new public company, our Board is continuing to carefully evaluate and consider additional corporate governance practices to ensure that we have a strong corporate governance platform tailored to our company.

LEARN MORE ABOUT OUR COMPANY

You can learn more about our company by visiting our website, www.consolenergy.com.

6	– 2022 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

CONSOL Energy Inc.

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317

Telephone (724) 416-8300

GENERAL: Proxies are being solicited by the Board to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 26, 2022, at 9:00 a.m., Eastern Time solely via live webcast at www.virtualshareholdermeeting.com/CEIX2022. The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

PROPOSALS, BOARD RECOMMENDATION AND VOTE REQUIRED: Stockholders are being asked to vote on the proposals discussed on the following page at the Annual Meeting. The table on the following page also outlines the Board’s recommendation on how to vote for each proposal and the vote required with respect to each proposal.

VOTE TABULATION: In accordance with our governing documents and applicable state law, in tabulating the voting result for any particular proposal, votes that are withheld or shares that constitute broker non-votes (described below) are not considered entitled to vote on that proposal and have no effect on the outcome. Abstentions have the same effect as votes against the matter, except in the case of Proposal No. 1, where abstentions would not have an effect on the outcome.

RECORD DATE AND QUORUM: The record date with respect to this solicitation is March 4, 2022. All holders of record of CEIX common stock as of the close of business on the record date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of the record date, CEIX had 34,813,754 shares of common stock outstanding. Each share of common stock is entitled to one vote for each matter to be voted on at the Annual Meeting. Stockholders do not have cumulative voting rights. In order to hold the Annual Meeting, a quorum representing the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy.

– 2022 Proxy Statement	7

INFORMATION ABOUT THE ANNUAL MEETING

Item	Proposal	Board Recommendation	Vote Required
1	Election of Directors Election of director nominees for a one-year term ending at the Company’s annual meeting of stockholders in 2023.	FOR EACH NOMINEE

Plurality of the votes cast. Under this plurality vote standard, the director nominees who receive the highest number of “for” votes cast are elected as directors. Under our bylaws, if a director nominee receives a greater number of “withheld” votes from his or her election than votes cast in favor of his or her election, then the director must tender his or her resignation to the Board.

2

Ratification of Appointment of Ernst & Young LLP

The Audit Committee appointed Ernst & Young LLP as CEIX’s independent registered public accounting firm for fiscal year 2022. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of the independent registered public accounting firm.

		FOR	Affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.
3

Advisory Approval of 2021 Named Executive Officers’ Compensation

Stockholders are being asked to approve, on an advisory basis, the compensation paid to CEIX’s named executive officers in 2021. CEIX’s executive compensation programs are designed to create a direct linkage between stockholder interests and management with incentives specifically tailored to the achievement of financial, operational and stock performance goals.

		FOR	Affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.

8	– 2022 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

PROXY MATERIALS AND INFORMATION ABOUT THE MEETING: We mailed to all stockholders of record entitled to vote at the Annual Meeting the Internet Notice on or about March 17, 2022.

We are utilizing a Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials via the Internet rather than in paper form. This rule allows a company to send some or all of its stockholders the Internet Notice regarding Internet availability of proxy materials. The Internet Notice contains instructions on how to access the proxy materials over the Internet or how to request a paper copy of proxy materials.

An electronic copy of this Proxy Statement, the 2021 Annual Report and the Notice of Annual Meeting of Stockholders are available at www.proxyvote.com.

Copies of our 2021 Annual Report furnished to our stockholders do not contain copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2021. You can obtain copies of these exhibits electronically at the website of the SEC at www.sec.gov or by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The exhibits are also available as part of the Form 10-K for the year ended December 31, 2021, which is available on CEIX’s corporate website at www.consolenergy.com. Stockholders may also obtain copies of our Annual Report on Form 10-K for the year ended December 31, 2021, or the exhibits thereto, without charge by contacting our Investor Relations department by telephone at (724) 416-8300 or by mail at CONSOL Energy Inc., Investor Relations department, 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317 (or 275 Technology Drive, Canonsburg, Pennsylvania 15317 if such correspondence is sent after March 31, 2022).

PROXIES AND VOTING: A proxy is your legal designation of another person to vote the CEIX common shares that you owned as of the record date. The person that you designate to vote your shares is called a “proxy” and when you designate someone to vote your shares in a written document, that document is also called a “proxy” or “proxy card”. The Board has appointed several officers of the company to serve as proxies on the proxy card.

If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions provided by the stockholder. If a proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board. Accordingly, if no contrary instructions are given, the proxies named by the Board intend to vote the shares represented by such proxies as follows:

•	in favor of the election of those persons nominated as set forth in this Proxy Statement to serve as directors of CEIX (Proposal No. 1);

•	in favor of the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of CEIX for the fiscal year ending December 31, 2022 (Proposal No. 2);

•	in favor of approval, on an advisory basis, of the compensation paid to our named executive officers in 2021 (Proposal No. 3); and

•	in accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Stockholders.

HOW TO VOTE: There are four ways for stockholders of record to vote:

•

VIA THE INTERNET BY PROXY: Stockholders who have received the Internet Notice by mail may submit proxies over the Internet at www.proxyvote.com. Stockholders who received a voting instruction form by mail or e-mail from their bank, broker or other nominee may submit proxies over the Internet by following the instructions on the voting instruction form provided by their bank, broker or other nominee.

•

VIA TELEPHONE BY PROXY: Registered stockholders of record may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Stockholders must have the 16-digit control number that appears on their Internet Notice when voting. Stockholders who have received a voting instruction form by mail or e-mail from their bank, broker or other nominee should check the voting instruction form for telephone voting availability. If available, those stockholders may vote by phone by calling the number specified on the voting instruction form provided by the bank, broker or other nominee.

– 2022 Proxy Statement	9

INFORMATION ABOUT THE ANNUAL MEETING

•

VIA MAIL BY PROXY: Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.

•

BY PARTICIPATING IN THE ANNUAL MEETING: Stockholders of record may vote by participating in the virtual Annual Meeting via the CEIX Meeting Website and voting electronically during the virtual Annual Meeting.

BENEFICIAL OWNERSHIP AND BROKER NON-VOTES: If you hold shares beneficially in street name, then you must provide your voting instructions to your bank, broker or other nominee. If you do not provide your bank, broker or other nominee with voting instructions, your shares may be treated as “broker non-votes.”

Generally, broker non-votes occur on a matter when a bank, broker or other nominee is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. Banks, brokers or other nominees that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as Proposal Nos. 1 and 3, although they may vote their clients’ shares on “routine matters,” such as Proposal No. 2.

REVOCATION OF PROXY: If you are the stockholder of record of shares of our common stock as of the close of business on the record date, you can revoke your proxy at any time before its exercise by:

•

sending a written notice to CEIX at 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317 (if such notice is sent on or before March 31, 2022) or 275 Technology Drive Canonsburg, Pennsylvania 15317 (if such notice is sent after March 31, 2022) attention: Secretary, bearing a date later than the date of the proxy, that is received prior to the Annual Meeting, stating that you revoke your proxy;

•	submitting your voting instructions again by telephone or over the Internet;

•	signing another valid proxy card bearing a later date than the proxy initially received and mailing it so that it is received by CEIX prior to the Annual Meeting; or

•	participating in and voting electronically via the CEIX Meeting Website during the virtual Annual Meeting.

If you hold your shares through a bank, broker or other nominee, you must follow the instructions found on your voting instruction form, or contact your bank, broker or other nominee, in order to revoke your previously delivered proxy. Attendance at the Annual Meeting without a request to revoke a proxy will not by itself revoke a previously executed and delivered proxy.

10	– 2022 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

ATTENDING THE MEETING: Due to the ongoing public health considerations associated with the coronavirus outbreak (“COVID-19”), the Annual Meeting will be held solely via live webcast at www.virtualshareholdermeeting.com/CEIX2022, on April 26, 2022 at 9:00 a.m. Eastern Time and you will not be able to be physically present at the Annual Meeting. You will be able to participate virtually, vote your shares of CEIX common stock electronically and submit questions online during the Annual Meeting.

To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your proxy card, vote instruction form or notice you previously received. The Annual Meeting webcast will begin promptly at 9:00 a.m. Eastern Time on April 26, 2022, and CEIX stockholders will be able to log in beginning at 8:45 a.m. Eastern Time. The virtual Annual Meeting platform is fully supported across browsers (Firefox, Chrome, Edge and Safari). Participants in the Annual Meeting should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the Annual Meeting. We encourage participants in the virtual Annual Meeting to log on to the CEIX Meeting Website 15 minutes prior to the start time of the Annual Meeting and ensure that they can hear streaming audio.

ASKING QUESTIONS DURING THE MEETING: During the live question and answer portion of the Annual Meeting, CEIX stockholders may submit questions, which will be answered as they come in, as time permits. If you wish to submit a question, you may do so by logging in to the CEIX Meeting Website, and under the “Ask a Question” heading, selecting a question topic in the question topic dropdown menu, typing your question in the field titled “Enter Question” and then clicking “Submit”. Only questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints.

TECHNICAL SUPPORT FOR ACCESSING THE MEETING: We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting via the CEIX Meeting Website. If you encounter any difficulties accessing the CEIX Meeting Website during the check-in or meeting time, please call the technical support number that will be posted on the CEIX Meeting Website log in page.

PROXY SOLICITATION: All costs relating to the solicitation of proxies will be borne by CEIX. Georgeson LLC has been retained by CEIX to aid in the solicitation of proxies at an estimated cost of $10,000, plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. None of these directors, officers or employees will receive any additional or special compensation for soliciting proxies. Upon request, CEIX will reimburse banks, brokers and other nominees for their reasonable expenses in sending proxy materials to their customers who are beneficial owners of CEIX’s common stock.

CONFIDENTIALITY IN VOTING: As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidentially by CEIX. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of votes. The vote of any individual stockholder will not be disclosed except as may be necessary to meet applicable legal requirements.

– 2022 Proxy Statement	11

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, our current directors, Sophie Bergeron, James A. Brock, William P. Powell, John T. Mills, Joseph P. Platt and Edwin S. Roberson, whose terms expire at the Annual Meeting, for re-election by the stockholders as directors at the Annual Meeting. Upon election, each such director will serve a one-year term until the 2023 annual meeting of stockholders or until his or her successor is elected and qualified, or his or her earlier death, resignation or removal.

To be elected, each nominee must receive a plurality of the votes cast (i.e., the director nominees who receive the highest number of “for” votes cast, up to the maximum number of directors to be elected, are elected as directors). If any nominee should for any reason become unable to serve, all shares represented by valid proxies will be voted for the election of such other person as the Board may designate, as recommended by the Nominating and Corporate Governance Committee. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

Our bylaws provide that if an incumbent director receives a greater number of votes “withheld” from his or her election than votes “for” such director nominee’s election, the director must tender his or her resignation promptly to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision and the underlying rationale in a press release, a filing with the SEC or other broadly disseminated means of communication within 90 days from the date of the certification of the election results.

The biographies included in this Proxy Statement below include information concerning the nominees for director and the continuing directors, including their recent employment, positions with CEIX, other directorships, board committee memberships and ages as of March 15, 2022.

12	– 2022 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS | Biographies of Director Nominees

Biographies of Director Nominees

SOPHIE BERGERON
MANAGING DIRECTOR - DIAMONDS, TECHNICAL AND HSEC, RIO TINTO Director Since: 2019 Age: 44 Term Expires: 2022	CEIX Committees: • Nominating and Corporate Governance • Health, Safety and Environmental (Chair)

BACKGROUND:

Sophie Bergeron joined the Board on March 1, 2019. She currently serves as a member of our Board’s Health, Safety and Environmental Committee, which she chairs, and Nominating and Corporate Governance Committee. On January 1, 2022, Ms. Bergeron began her current position as Managing Director - Diamonds, Technical and HSEC for Rio Tinto. Prior to this position, she held the position of Vice President - HSEC – Energy and Minerals since April 2020 for Rio Tinto. Prior to her employment with Rio Tinto, she worked for Goldcorp Inc., a gold production company headquartered in Vancouver, British Columbia, Canada, which she joined in 2010. At Goldcorp Inc., Ms. Bergeron worked across the company’s project portfolio and mining operations in the Americas. She served as the General Manager of Éléonore Mine (James Bay, Québec), a position she held from November 2017 to February 2020, a period during which Goldcorp, Inc. agreed to a merger acquisition by Newmont Mining Corporation. Prior to the Eleonore Mine role, she worked as the Project Manager for the Century Project (Timmins, Ontario), a position she held from December 2016 to October 2017 and as the Operations Manager for Goldcorp Inc.’s Hoyle Pond Mine (Timmins, Ontario) from February 2015 to February 2016. Previously, she held the position of Operations Manager for the Mine Ramp-Up (Cerro Negro, Argentina) from July 2014 to February 2015. Her other positions at Goldcorp, Inc. included Director, Health and Safety from November 2012 to June 2014 and Senior Mining Engineer from September 2010 to November 2012. Prior to joining Goldcorp, Inc. in 2010, Ms. Bergeron held various positions with Xstrata Nickel (Xstrata), a nickel producer headquartered in Toronto, Canada. During her time at Xstrata, Ms. Bergeron rose to the position of Continuous Improvement Superintendent, completed her Six Sigma certification and earned a certificate in business optimization from Melbourne University in Australia. Ms. Bergeron sat on the board of directors of the Québec Mining Association from 2018-2019.

QUALIFICATIONS:

With a degree in Mining Engineering from École Polytechnique de Montréal and extensive management experience in the mining industry, Ms. Bergeron has gained considerable expertise in the mining sector, which provides significant value and insight to the Board, particularly with respect to operating and strategic issues. Ms. Bergeron has extensive expertise in health and safety, mine operations management and continuous improvement.

JAMES A. BROCK
PRESIDENT & CHIEF EXECUTIVE OFFICER OF CEIX Director Since: 2017 Age: 65 Term Expires: 2022	CEIX Committees: • Health, Safety and Environmental

BACKGROUND:

James A. Brock has served as our Chief Executive Officer since June 2017, and as our President since December 2017, and he has been a member of our Board since November 28, 2017. He currently serves as a member of our Board’s Health, Safety and Environmental Committee. Mr. Brock previously served as the Chief Operating Officer-Coal of CNX Resources Corporation (“CNX”), CEIX’s former parent, from December 10, 2010 until November 28, 2017, when CEIX separated from CNX. Since May of 2015, Mr. Brock also served as Chief Executive Officer and Chairman of the board of directors of the general partner of PA Mining Complex LP (“PAMC LP”) (formerly known as CONSOL Coal Resources LP) during such time as PAMC LP was a publicly-traded master limited partnership and he continues to serve in such roles now that PAMC LP is a wholly-owned subsidiary of the Company. Previously, he served as Senior Vice President-Northern Appalachia-West Virginia Operations of CNX from 2007 to 2010, and as Vice President-Operations of CNX from 2006 to 2007. Mr. Brock began his career with CNX in 1979 at the Matthews Mine and since then has served at various locations in many positions including Section Foreman, Mine Longwall Coordinator, General Mine Foreman and Superintendent. Mr. Brock’s achievements in mining were recognized with him being named 2010 Coal Safety Leader of the Year in West Virginia and his induction into the West Virginia Coal Hall of Fame in 2016. Mr. Brock also currently serves as the Treasurer of the Pennsylvania Coal Alliance board of directors, as a member of the boards of directors of the National Coal Council and the American Coalition for Clean Coal Electricity and as a member and chair of the board of directors of the National Mining Association.

QUALIFICATIONS:

With a career in coal spanning five decades, we believe Mr. Brock’s extensive knowledge of our industry and our operations gained during his years of service with CNX, and now CEIX, provides our Board with valuable experience.

– 2022 Proxy Statement	13

PROPOSAL NO. 1—ELECTION OF DIRECTORS | Biographies of Director Nominees

JOHN T. MILLS
FORMER CHIEF FINANCIAL OFFICER— MARATHON OIL CORPORATION Director Since: 2017 Age: 74 Term Expires: 2022	CEIX Committees: • Audit (Chair) • Compensation • Health, Safety and Environmental

BACKGROUND:

John T. Mills joined the Board on November 14, 2017. He currently serves as a member of our Board’s Audit Committee, which he chairs, Compensation Committee and Health, Safety and Environmental Committee. Mr. Mills previously served as a member of the board of directors of CNX from March 2006 until November 28, 2017, when CEIX separated from CNX. From December 2007 until August 2015, he served on the board of directors of Cal Dive International Inc., a marine contractor providing manned diving, derrick, pipelay and pipe burial services to the offshore oil and natural gas industry, where he served as lead independent director, and as a member of the audit, compensation, and corporate governance and nominating committees. From January 2008 through June 2010, Mr. Mills was a member of the board of directors and audit, conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a natural gas gathering, processing and transportation master limited partnership. Mr. Mills joined the board of directors of Horizon Offshore, Inc., a marine construction company, in June 2002 and served as the chairman of the board of directors from September 2004 until December 2007, when Horizon Offshore, Inc. was acquired by Cal Dive International, Inc. Mr. Mills was the Chief Financial Officer of Marathon Oil Corporation, an integrated energy company, from January 2002 until his retirement in December 2003. In 2011, Mr. Mills attended the Harvard Business School program “Making Corporate Boards More Effective.”

  QUALIFICATIONS:

As a licensed attorney with over 40 years of business experience, including 16 years as an officer of Marathon Oil Corporation and U.S. Steel
Corporation, Mr. Mills brings significant knowledge and experience to our Board. In particular, Mr. Mills brings an in-depth understanding of the evaluation of organic growth capital projects and acquisition and disposition opportunities, and the importance of maintaining a competitive capital structure and liquidity. In addition, having previously served as Senior Vice President, Finance and Administration, and later Chief Financial
Officer of Marathon Oil Corporation, Mr. Mills has developed a wealth of financial knowledge with respect to the oversight of (i) the preparation of consolidated financial statements, (ii) internal audit functions, and (iii) public accountants, skills which are critical to our company and particularly our Audit Committee.

WILLIAM P. POWELL
MANAGING PARTNER—535 PARTNERS LLC Director Since: 2017 Age: 66 Term Expires: 2022	CEIX Committees: • Audit • Compensation • Health, Safety and Environmental

BACKGROUND:

William P. Powell joined the Board on November 28, 2017 and has served as Chair of our Board since that time. He currently serves as a member of our Board’s Audit Committee, Compensation Committee and Health, Safety and Environmental Committee. Mr. Powell previously served as a member of the board of directors of CNX from January 2004 until November 28, 2017, when CEIX separated from CNX. Mr. Powell also previously was a director of Cytec Industries, a global specialty chemicals and materials company, from 1993 until its merger with Solvay SA in December 2015, where he served as lead independent director, as chair of the governance committee and as a member of the audit committee. From May 2001 until May 2007, Mr. Powell was a Managing Director of William Street Advisors, a New York City-based merchant banking boutique. Mr. Powell resigned from William Street Advisors to establish a family office, 535 Partners LLC, where he has served as Managing Partner since May 2007. Prior to his time at William Street Advisors, he served as a Managing Director of UBS Warburg LLC and its predecessor Dillon, Read & Co. Inc. since 1991.

QUALIFICATIONS:

With an MBA degree and over 30 years of financial, management and investment experience, Mr. Powell brings a wealth of knowledge to our Board. Having served on multiple public company boards for over 20 years, Mr. Powell also has significant expertise in corporate governance matters.

14	– 2022 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS | Biographies of Director Nominees

JOSEPH P. PLATT
GENERAL PARTNER—THORN PARTNERS LP Director Since: 2017 Age: 74 Term Expires: 2022	CEIX Committees: • Compensation (Chair) • Nominating and Corporate Governance • Health, Safety and Environmental

BACKGROUND:

Joseph P. Platt joined the Board on November 28, 2017. He currently serves as a member of our Board’s Compensation Committee, which he chairs, Nominating and Corporate Governance Committee and Health, Safety and Environmental Committee. Mr. Platt previously served as a member of the board of directors of CNX from May 2016 until November 28, 2017, when CEIX separated from CNX. He is the general partner at Thorn Partners LP, a family limited partnership, a position he has held since 1998. Mr. Platt’s career at Johnson and Higgins, a global insurance broker and employee benefits consultant (J&H), spanned 27 years until 1997, when J&H was sold to Marsh & McLennan Companies. At the time of the sale, Mr. Platt was an owner, director and executive vice president of J&H. Mr. Platt has served on the board of directors of Greenlight Capital Re, Ltd., a property and casualty reinsurer, since 2004 and has been its lead independent director since 2007. He also serves as an independent director of BlackRock’s Multi-Asset Funds and serves on the boards of various other nonpublic companies and not-for-profit institutions.

QUALIFICATIONS: Mr. Platt brings significant financial, compensation and risk management expertise to our Board.

EDWIN S. ROBERSON
FORMER CHIEF EXECUTIVE OFFICER— CHRIST COMMUNITY HEALTH SERVICES Director Since: 2017 Age: 77 Term Expires: 2022	CEIX Committees: • Audit • Nominating and Corporate Governance (Chair) • Health, Safety and Environmental

BACKGROUND:

Edwin S. Roberson joined the Board on November 28, 2017. He currently serves as a member of our Board’s Audit Committee, Nominating and Corporate Governance Committee, which he chairs, and Health, Safety and Environmental Committee. Mr. Roberson previously served as a member of the board of directors of CNX from May 2016 until November 28, 2017, when CEIX separated from CNX. From 2014 until his retirement on December 31, 2017, Mr. Roberson served as Chief Executive Officer of Christ Community Health Services, a health system of eight clinics providing high quality healthcare to the underserved in the Memphis, Tennessee community. Prior to that, Mr. Roberson served as Chief Executive Officer of various cancer research and biotech firms, and as President of Beacon Consulting, LLC, a business consulting firm, from 2006 to 2011. From 1991 to 2006, he worked at Conwood LLC, the nation’s second-largest manufacturer of smokeless tobacco products and a major seller and distributor of tobacco products manufactured by third parties, where he served in several roles, including Chief Financial Officer and, ultimately, President. After serving in the Army from 1969 to 1971, where he was awarded two Bronze Stars in Vietnam, Mr. Roberson, a certified public accountant, began his professional career at KPMG, an international accounting and consulting firm, where he was a tax partner until 1991. Mr. Roberson also served on the board of directors of Paragon National Bank, where he was chairman of the audit committee. Mr. Roberson currently serves on the board of directors of Infocare, Inc. (US), and on the boards of directors of several private companies. Additionally, he serves on the Board of Directors of the Sycamore Institute and the Gateway for Cancer Research.

QUALIFICATIONS:

Mr. Roberson received a BSBA in accounting from the University of North Carolina at Chapel Hill and an MBA from the University of Georgia. Mr. Roberson brings to the Board significant leadership skills and financial, accounting and strategy expertise. Further, Mr. Roberson is a certified public accountant, now retired.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE-NAMED DIRECTOR NOMINEES FOR RE-ELECTION TO THE BOARD OF DIRECTORS.

– 2022 Proxy Statement	15

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of CEIX’s independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm for CEIX for the fiscal year ended December 31, 2022. The Board now recommends that CEIX’s stockholders ratify this appointment.

Neither CEIX’s governing documents nor the law require stockholder ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of CEIX and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to address the meeting and respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

16	– 2022 Proxy Statement

AUDIT COMMITTEE AND AUDIT FEES

Audit Committee Report

The Audit Committee has reviewed and discussed with management and Ernst & Young LLP (“E&Y”), CEIX’s independent registered public accounting firm, the audited financial statements of CEIX for the fiscal year ended December 31, 2021 (the “Audited Financial Statements”). In addition, the Audit Committee has discussed with E&Y the matters required to be discussed under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (Auditing Standard No. 1301—Communications with Audit Committees) and the SEC relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the registered public accounting firm’s activities or access to requested information and any significant disagreements with management.

The Audit Committee also has received the written disclosures and letter from E&Y regarding E&Y’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm that firm’s independence from CEIX and its subsidiaries.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in CEIX’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Members of the Audit Committee:

John T. Mills, Chair

William P. Powell

Edwin S. Roberson

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CEIX under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that CEIX specifically incorporates the Audit Committee Report by reference therein.

– 2022 Proxy Statement	17

AUDIT COMMITTEE AND AUDIT FEES | Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The following table presents fees billed for professional audit services rendered by E&Y in connection with its audits of CEIX’s annual financial statements for the years ended December 31, 2021 and 2020 and fees for other services rendered by E&Y during those periods, excluding the fees billed to PA Mining Complex LP (formerly known as CONSOL Coal Resources LP).

	2021 (E&Y Fees)	2020 (E&Y Fees)
Audit Fees	$1,725,000	$1,503,300
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$7,200	$7,200

Total	$1,732,200	$1,510,500

As used in the table above, the following terms have the meanings set forth below.

Audit Fees

The fees for professional services rendered in connection with the audit of CEIX’s annual financial statements, for the review of the financial statements included in CEIX’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

There were no professional services for audit-related fees in 2021 or 2020.

Tax Fees

There were no professional services for tax-related work in 2021 or 2020.

All Other Fees

The fees for products and services provided, other than for the services reported under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” These fees were for publications and online subscriptions.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee, or the Chair of the Audit Committee, must preapprove all audit and non-audit services provided to CEIX by its independent registered public accounting firm. The Audit Committee must consider whether such services are consistent with SEC rules on auditor independence. All of the services performed by E&Y in 2021 were pre-approved by the Audit Committee.

18	– 2022 Proxy Statement

PROPOSAL NO. 3 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), CEIX is required to provide its stockholders with the opportunity to cast a non-binding advisory vote on compensation paid to our named executive officers. Accordingly, we ask our stockholders to vote, on an advisory basis, “FOR” the compensation paid to our named executive officers in 2021 as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, and to adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to CEIX’s named executive officers, as disclosed in this Proxy Statement, including the “Compensation Discussion and Analysis” compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance, which we believe will create long-term stockholder value;

•	includes long-term compensation, some of which is delivered in equity which encourages our named executive officers to act as owners of CEIX;

•	is tied to overall corporate performance and financial and operational goals (annual and long-term) such that our executives are paid for performance;

•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;

•	discourages unnecessary and excessive risk-taking; and

•	provides a competitive total pay opportunity.

The Compensation Committee reviews the compensation programs for our executive officers to ensure they achieve the desired goal of aligning our executive compensation structure with our stockholders’ interests and current market practices. Please read the “Compensation Discussion and Analysis” beginning on page 23, and the tabular compensation disclosures and accompanying narrative discussion beginning on page 37. The Compensation Discussion and Analysis discusses our executive compensation philosophy, programs and objectives, while the tabular compensation disclosures and accompanying narrative discussion provide detailed information on the compensation of our named executive officers.

We are asking our stockholders to indicate their support for the compensation paid to our named executive officers in 2021 as described in this Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and other related compensation disclosures required by Regulation S-K Item 402 and contained herein). This proposal is intended to give our stockholders the opportunity to express their views on the compensation paid to our named executive officers in 2021. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executive officers, and the philosophy, policies and practices described in this Proxy Statement.

As an advisory vote, your vote will not be binding on CEIX, the Board or the Compensation Committee. However, our Board and our Compensation Committee, which are responsible for designing and administering CEIX’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our named executive officers in 2021, we will consider our stockholders’ concerns, if any, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

After our stockholders voted in 2018, on an advisory basis, on the frequency of this advisory vote on compensation, the Company elected to hold future advisory votes on compensation on an annual basis until the next stockholder advisory vote on frequency, which we expect will be conducted at our annual meeting of stockholders in 2024.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN 2021, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

– 2022 Proxy Statement	19

EXECUTIVE OFFICERS

CEIX’s executive officers are listed below. Each officer is appointed by the Board and holds office for the term set forth in the officer’s written employment agreement or until the officer’s successor has been elected and qualified, or until such officer’s earlier death, resignation or removal.

Name	Age	Executive Since	Position
James A. Brock	65	2017	President and Chief Executive Officer
Miteshkumar B. Thakkar	43	2020	Chief Financial Officer
John M. Rothka	44	2017	Chief Accounting Officer and, Controller
Kurt R. Salvatori	52	2017	Chief Administrative Officer
Martha A. Wiegand	51	2017	General Counsel and Secretary

The biographical information for Mr. Brock is provided under the caption “Proposal No. 1 – Election of Directors – Biographies of Director Nominees” on page 13.

Miteshkumar B. Thakkar

Mr. Thakkar has served as our Chief Financial Officer since June 2020 and served as our interim Chief Financial Officer from January 2020 until his appointment as Chief Financial Officer in June 2020. Mr. Thakkar also served as the interim Chief Financial Officer of PA Mining Complex GP LLC (“PAMC GP”) (formerly known as CONSOL Coal Resources GP LLC), the general partner of PA Mining Complex LP (formerly known as CONSOL Coal Resources LP), from January 2020 to June 2020 and as the Chief Financial Officer of PAMC GP since June 2020, a role he continues to hold following the Company’s consummation of the merger transaction with CONSOL Coal Resources LP (the “CCR Merger”). Mr. Thakkar has also served as Director of Finance and Investor Relations of CEIX from November 2017 until June 2020 and as Director of Finance and Investor Relations of CONSOL Coal Resources LP from May 2015 until June 2020. He previously served in various roles in the equity research department of FBR Capital Markets Corporation (now part of B. Riley FBR, Inc.) from May 2007 through May 2015 where he provided equity research coverage for companies in the metals and mining sector starting as an intern and moving up to VP, Research Analyst from July 2011 to May 2015. Prior to his work at FBR, he served in various roles at Reliance Engineering Associates Pvt. Ltd. from September 2002 through June 2006 where he managed project planning and controls for various petrochemical and telecom-related projects. Mr. Thakkar holds a Bachelors of Engineering (Mechanical) degree from the Maharaja Sayajirao University of Baroda and a Masters in Business Administration degree from Texas A&M University.

John M. Rothka

Mr. Rothka has served as our Chief Accounting Officer and Controller since November 2017. Mr. Rothka also has served as the Chief Accounting Officer of PAMC GP, a position he has held since August 2017 and a role he continues to hold following the consummation of the CCR Merger. Prior to his appointment as the Chief Accounting Officer of PAMC GP and beginning in July 2015, Mr. Rothka served as the Controller of the general partner. Mr. Rothka joined the Accounting Department of CNX in September 2005, where he served in positions of increasing responsibility, and was promoted to Senior Manager in February 2012, a position he served in until July 2015. Prior to joining CNX, Mr. Rothka began his professional career at the accounting firm of Aronson LLC, where he served from September 1999 to November 2002, before joining Deloitte from November 2002 to September 2005, where he held several positions of increasing responsibility in the audit and assurance groups. Mr. Rothka is a certified public accountant.

20	– 2022 Proxy Statement

EXECUTIVE OFFICERS

Kurt R. Salvatori

Mr. Salvatori has served as our Chief Administrative Officer since July 2017. Mr. Salvatori has also served as Vice President-Administration of CONSOL Pennsylvania Coal Company since January 2017. Previously, Mr. Salvatori served as Vice President-Shared Services for CNX from July 2016 to December 2017, and prior to that as Vice President-Human Resources for CNX from September 2011 to June 2016. Mr. Salvatori also served as a member of the Board of Directors of PAMC GP from November 2017 to December 2020. Mr. Salvatori joined CNX in April 1992 and held numerous positions at CNX and CNX Gas Corporation, including Director of Human Resources from April 2006 to September 2011, Manager of Human Resources from January 2005 to April 2006, and Supervisor of Retirement and Investment Plans from April 2002 to January 2005. Active in non-profit organizations, Mr. Salvatori currently serves as a trustee of the Washington County Community Foundation and was previously a trustee of the Washington County Community Foundation from 2010 through June 2019 and was re-elected as a trustee in 2020. He has also served as a trustee of the Monongahela Health System since 2014. Mr. Salvatori has also served as chairman of the CONSOL Energy Political Action Committee (PAC) since 2017. In 2019, Mr. Salvatori became a trustee of the newly founded CONSOL Cares Foundation.

Martha A. Wiegand

Ms. Wiegand has served as our General Counsel and Secretary since July 2017. Ms. Wiegand has also served as General Counsel and Secretary of PAMC GP since March 2015, and as a member of the Board of Directors of PAMC GP since January 2, 2020, roles which she continues to hold following the consummation of the CCR Merger. Ms. Wiegand joined the legal department of CNX in December 2008 as Senior Counsel and was promoted to Associate General Counsel of CNX effective in 2012, where she was responsible for a variety of legal matters, including coal and natural gas marketing and transportation, labor and employment, financing arrangements and certain corporate transactions. Prior to joining CNX, Ms. Wiegand worked for approximately 10 years for several large Pittsburgh-based law firms, where she handled financing and corporate transactions for clients in the banking and energy industries, among others. She is licensed to practice law in Pennsylvania and is a member of the American Bar Association, the Pennsylvania Bar Association and the Energy & Mineral Law Foundation. Ms. Wiegand has also served on the America’s Power Policy’s Strategy Committee since 2018, including as vice chair since 2020, and on the Board of Trustees of the Energy & Mineral Law Foundation since 2019. She also served on the Committee of Unsecured Creditors in the Westmoreland Coal Company bankruptcy.

– 2022 Proxy Statement	21

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis –

Named Executive Officers

James A. Brock
President and Chief Executive Officer
Miteshkumar B. Thakkar
Chief Financial Officer
Martha A. Wiegand
General Counsel and Secretary
Kurt R. Salvatori
Chief Administrative Officer
John M. Rothka
Chief Accounting Officer and Controller

22	– 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Compensation Discussion and Analysis

As one of the major producers of high-Btu bituminous thermal and crossover metallurgical coal in the United States, we operate with a pay-for-performance philosophy in a challenging, highly competitive and rapidly evolving environment. This Compensation Discussion and Analysis (“CD&A”) discusses the compensation decisions made for the fiscal year 2021 with respect to our named executive officers (“NEOs”), who are listed below.

Our Named Executive Officers (NEOs)

Name	Title

James A. Brock	President and Chief Executive Officer

Miteshkumar B. Thakkar	Chief Financial Officer

Martha A. Wiegand	General Counsel and Secretary

Kurt R. Salvatori	Chief Administrative Officer

John M. Rothka	Chief Accounting Officer and Controller

Executive Summary

HOW DID WE PERFORM IN 2021?	✓

—   Strong 2021 financial and operating results: GAAP net income of $34.1 million; Adjusted EBITDA of $378.2 million*; net cash provided by operating activities of $305.6 million; free cash flow of $186.4 million*

	✓	— Strengthened the CEIX balance sheet by making net payments toward debt of approximately $101.2 million
	✓	— Exceeded the pre-established target performance metrics for our 2021 STIC and the first tranche of our 2021 LTIC awards
✓

—   Exceeded the pre-established target performance metrics for the second tranche of our 2020 LTIC awards and had below target performance with respect to the pre-established performance metrics for the third tranche of our 2019 LTIC awards

▼
WHAT DID WE CHANGE FOR 2021?	✓	— Amended our CEO’s Employment Agreement to ensure retention of our key leader through 2023 through increased base salary and series of cash retention bonuses
✓

—   Redesigned 2021 equity grants to minimize the use of equity and promote executive retention through a combination of cash-settled Market Share Units (MSUs) based on stock performance and cash-settled Performance-Based Phantom Units (PBCs) based solely on internal financial performance metrics (Net Debt Level* and ICP Free Cash Flow*, each as defined below) to promote current strategic direction and financial objectives

✓

—   Modified 2021 STIC to allow for STIC to be paid on a quarterly basis in order to help retain employees through regular acknowledgments of strong internal performance and further align STIC funding with financial results

▼
HOW DO WE DETERMINE PAY?	✓

—   Design competitive pay programs to reward executives based on the Company’s achievement of pre-established financial and operational goals, mitigate material risks, and align executives’ interests with stockholders’ interests via equity-based and cash-based long-term incentive awards

	✓	— Establish pay levels commensurate with performance and the need to retain high-quality talent, as well as to preserve internal equity among new NEOs
✓

—   Consider many factors, including retention of our top talent, the advice of our Compensation Committee’s independent compensation consultant, internal pay equity among executives, input from stockholders and the alignment of total pay opportunity and pay outcomes with performance and external competitive market data relating to our peer group and general industry

– 2022 Proxy Statement	23

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

HOW DID WE PAY OUR NEOS IN 2021?	✓	— Set base salaries to reflect each NEO’s role, responsibility, experience, market conditions and internal pay equity
✓

—   Authorized above target payouts to our NEOs under our 2021 STIC to recognize above target performance against pre-established performance goals tied to Unit Cost per Ton*, ICP Free Cash Flow* and Environmental Incident Severity, each as defined below, with payments to NEOs on a quarterly basis to regularly acknowledge strong performance

	✓	— LTIC awards granted to our NEOs with pre-established performance goals delivered through two types of performance-based cash awards that vary by target metrics
✓

—   Vesting of 2021 LTIC awards as a result of above target performance against pre-established performance goals: stock price for the MSUs and ICP Free Cash Flow* and Net Debt Level*, each as defined below, for the traditional cash-based LTIC awards

	✓	— Paid agreed upon cash retention bonus to our CEO for his service through 2021
▼
HOW DO WE ADDRESS RISK AND GOVERNANCE?	✓

—   Provide an appropriate balance of short and long-term compensation with payouts based on the Company’s achievement of pre-established financial and operational goals, including a focus on sustainability and environmental compliance

✓

—   Follow practices that promote good governance and serve the interests of our stockholders, with threshold and maximum payout caps for annual cash incentives and long-term performance awards, and policies on clawbacks, anti-pledging, anti-hedging, insider trading, stock ownership and equity grant practices

	✓	— Solicit “say-on-pay” stockholder vote annually at stockholder meeting
	✓	— Conduct an annual risk assessment of our compensation policies and practices through our Compensation Committee, with the assistance of an independent compensation consultant
	✓	— Review our compensation program and practices with an independent compensation consultant that reports directly to our Compensation Committee
▼
WHY YOU SHOULD APPROVE THE SAY-ON-PAY PROPOSAL	✓	— Fiscal year 2021 performance continued to support long-term stockholder value
	✓	— Fiscal year 2021 annual and long-term incentive payouts for our NEOs are aligned with Company performance and reflect input from stockholders
	✓	— Our pay program is aligned with stockholder interests, emphasizing achievement of strategic objectives both annually and over the long-term

24	– 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Say-on-Pay Vote

We took into consideration the results of the say-on-pay voting by our stockholders last year when reviewing our current policies and practices related to compensation of our NEOs. Of the 24,026,826 votes cast by our stockholders, 97% were in favor of our 2020 executive compensation program. While we believe we have a fair and effective compensation program, we are gratified to receive the vote of confidence from our stockholders. However, in 2021, we continued to receive investor feedback that we should address dilution of our stock through the use of cash-based awards. Accordingly, we modified our compensation program to award performance-based cash in the form of cash-based performance units, the payment of which is dependent on the satisfactory achievement of performance metrics related to ICP Free Cash Flow* and Net Debt Level*, each as defined below, and cash-based market share units, the payment of which is dependent on the achievement of stock price targets. We commit to staying up-to-date on recommended best practices where appropriate. Our Compensation Committee and senior management will continue to consider stockholder input, including the advisory say-on-pay vote, as we evaluate the future design of our executive compensation programs and the specific compensation decisions for each of our NEOs.

CEIX Executive Compensation Policies and Practices

Our commitment to strong corporate governance practices extends to the compensation plans, principles, programs and policies established by our Compensation Committee and our Board, which include the following governance practices and policies:

WHAT WE DO	WHAT WE DON’T DO

  ✓  Pay-for-Performance

   ✓  Meaningful Stock Ownership/Holding Requirements

   ✓  Anti-Hedging Policy

   ✓  Assess Compensation Risk

   ✓  Equity Grant Practices Policy

   ✓  Clawback Provisions in All Incentive Awards

   ✓  Double Trigger Cash Change in Control Provisions

   ✓  Independent Compensation Consultant

No Excessive Perquisites No Income Tax Gross Ups No Backdating of Stock Options No Repricing of Stock Options (without stockholder approval) No Discounting of Stock Options

CEIX Executive Compensation Philosophy

Our compensation philosophy is designed to attract and retain key talent necessary for us to compete, promote a pay-for-performance culture, incentivize our NEOs to achieve desired financial and operating results, and create a balanced compensation program that aligns risk-taking with the sustainability and long-term financial health of our Company.

Our philosophy is founded on the following six guiding principles:

•	Compensation targets and the mix of pay based on market practices.

•	Actual compensation should align with results against performance objectives.

•	Incentives should promote above-median pay when performance exceeds Company and peer expectations and below-median pay when performance lags behind these indicators.

•	Compensation should be aligned with the long-term interests of our stockholders.

•	Compensation practices and policies should not encourage unreasonable risk-taking.

•	Compensation programs should align with our corporate values.

– 2022 Proxy Statement	25

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Our compensation philosophy also reflects our commitment to enhancing management retention and leadership stability in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions described on pages 31-33, relating to our long-term compensation programs, and designing a specific retention structure for our CEO through amendments to his employment agreement.

2021 Compensation Overview

Significant Changes in 2021 to Retain Top Talent and Shift Most Payments from Equity to Cash

The Compensation Committee adopted several significant changes to the CEIX compensation program for 2021 to address CEIX’s significant decrease in stock price since mid-2018, take into account investor concerns about dilution from ongoing equity-settled awards and most importantly, retain critical key talent given the unintended impact on NEO compensation resulting from the steep decline in CEIX shares. The decrease in stock value from mid-2018 through mid-2021 was driven primarily, if not exclusively, by external events outside management’s control, including visible and intentional movement out of coal stocks by institutional investors. Importantly, CEIX is in a unique industry where stock price and financial results are sometimes disconnected. Although the CEIX stock price declined steeply in 2020 and into 2021, CEIX (led by its management team) generated strong operational and financial performance, including through extreme economic conditions in 2020 caused by the COVID-19 pandemic, continued to generate significant free cash flow* and significantly reduced its indebtedness in 2020 and 2021. The Compensation Committee also evaluated and addressed feedback from investors concerned with stock dilution.

Based on these factors and after consultation with its independent compensation consultant, the Compensation Committee acted to make the following significant modifications to the CEIX compensation program for our executives:

•

Amended our CEO’s employment agreement to increase his base compensation to $1,000,000 per year and to pay cash retention bonuses of $1,000,000 in 2021 and each of the following fiscal years so long as he continues to serve as CEO on each of December 31, 2021, December 31, 2022 and December 31, 2023, respectively.

•	Changed our STIC plan to provide for quarterly payments (instead of annual payments), based on pre-established quantitative measures, to reward employee loyalty and results.

•

Redesigned 2021 grants to minimize the use of equity and promote executive retention through a combination of cash-settled MSUs based on stock performance and our traditional Performance-Based Cash Units (PBCs) based on internal financial metrics (Net Debt Level* and ICP Free Cash Flow*, each as defined below) to promote current strategic direction and financial objectives.

•	Increased base salaries for certain of our NEOs with a view to internal pay equity with new NEOs.

26	– 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Elements of Total 2021 Compensation Program. In 2021, our NEOs were compensated through the following elements of compensation.

Compensation Element	Form of Compensation	Purpose

Base Salary	Cash	Fixed compensation element designed to attract and retain key executives

Retention Bonus (CEO Only)	Cash	Annual bonus to our CEO through 2023 to ensure retention of this key executive

2021 Short-Term Incentive Compensation (“STIC”)	Cash	At-risk compensation is designed to motivate NEOs to achieve goals relating to ICP Free Cash Flow*, Unit Cost per Ton* and Environmental Incident Severity, each as defined below

2021 Long-Term Incentive Compensation (“LTIC”)	Cash: Two types of performance-based cash award units that vest ratably over a 3-year period

At-risk compensation is designed to motivate NEOs to achieve goals relating to ICP Free Cash Flow* and Net Debt Level*, each as defined below, and the achievement of stock price targets. These targets promote investor alignment while preventing dilution in a volatile market environment and continue to address the dilution of our common stock and retention and equitable compensation of our leadership team

Change in Control and Non-CIC Severance Agreements	Cash severance including post-termination benefits	Attracts and retains NEOs, provides competitive benefits and ensures NEOs remain focused to act in best interest of the Company if faced with significant strategic event

Retirement Benefits	Active qualified 401(k) savings plan with company matching and discretionary contributions	Broad-based plan that provides income security through employee and Company contributions for all participants, including NEOs

Pay Mix. The charts below illustrate the target total direct compensation opportunity for 2021 for Mr. Brock (excluding any retention bonuses) and the average of our other NEOs; 83.4% of our CEO’s total direct compensation is performance-based.

CEO 16.6% Base; 25.0% STIC; 58.4% LTIC	Other NEOs 37.7% Base; 18.5% STIC; 43.8% LTIC

– 2022 Proxy Statement	27

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Our Compensation Committee and Management Roles. Our Compensation Committee requests that the CEO be present at committee meetings where compensation and corporate performance are discussed and evaluated. The CEO is encouraged to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only independent committee members are allowed to vote on decisions made regarding executive compensation. In making its determinations with respect to executive compensation, the committee is supported by CEIX’s Chief Administrative Officer, its General Counsel and Mercer, the committee’s independent compensation consultant. While the committee meets with the CEO to discuss his own compensation package, ultimately, decisions regarding the CEO’s compensation are made by the committee in executive session without the CEO or any other executive officer present, solely based upon the committee’s deliberations. Decisions regarding other NEOs who report directly to the CEO are also made by the committee (or Board, in the case of equity grants, absent a delegation to the committee or CEO) after considering recommendations from the CEO, Mercer and the Chief Administrative Officer.

CEIX Compensation Consultant. Our Compensation Committee retained Mercer as an independent compensation consultant directly, although in carrying out its assignments, Mercer also interacts with CEIX management when necessary and appropriate. Specifically, the Chief Administrative Officer, responsible for Human Resources matters, including executive compensation, interacts with the consultant to provide compensation data, best practices data, and executive compensation trends. In addition, Mercer may, in its discretion, seek input and feedback from executives regarding its consulting work product prior to the presentation to the Compensation Committee to ensure alignment with CEIX’s business strategy, to determine that additional data may need to be gathered, or to identify other issues, if any, prior to the presentation to the Compensation Committee. Annually, the Compensation Committee reviews with management the independence of any compensation consultant it retains. In February 2022, the Compensation Committee conducted an independence review of Mercer by analyzing the factors mandated by the listing standards of the New York Stock Exchange and concluded that there were no conflicts of interest arising from Mercer’s work. In 2021, CEIX paid Mercer $41,660 in connection with its work providing executive compensation consulting to the Compensation Committee.

Besides Mercer’s involvement with the Compensation Committee, it and its affiliates also provide other nonexecutive compensation services to us. Neither the Board nor the Compensation Committee reviewed or approved these other services, as these other services were approved by management in the ordinary course of business. The total amount paid for these other services provided in 2021 was $5,052,914, consisting of $2,657,015 paid to Mercer for health and wealth consulting services and $2,395,899 paid to Mercer’s parent company, Marsh & McLennan Companies, for property/casualty insurance consulting and brokerage services. The Compensation Committee determined that the other services provided did not raise any conflicts of interest.

2021 Compensation Actions and Programs in Effect

2021 Peer Group. The Compensation Committee selected the following 12 publicly-traded companies (the “Peer Group”) based on the recommendation of Mercer, which includes companies in the coal and energy industry similar in revenue size to CEIX and with industry and business characteristics comparable to CEIX in terms of revenue and market cap and with whom we compete for talent. The Compensation Committee does not target a particular percentile within the Peer Group in setting an NEO’s compensation, but uses the Peer Group compensation data as one of several reference points in determining the form and amount of compensation. The Compensation Committee also uses general industry competitive market data to evaluate our NEO total compensation packages.

Alliance Resources Partners, L.P.	Louisiana-Pacific Corporation
Arch Resources, Inc.	NACCO Industries, Inc.
Alpha Metallurgical Resources, Inc.	Natural Resources Partners L.P.
Cleveland-Cliffs Inc.	Peabody Energy Corporation
Compass Minerals International, Inc.	SunCoke Energy, Inc.
Hallador Energy Company	Warrior Met Coal, Inc.

Base Salaries. In January 2022, Mercer presented to the Compensation Committee its review of the compensation of our NEOs. Based on this review, the Compensation Committee determined to increase the base salaries for Mr. Thakkar, Mr. Salvatori, Ms. Wiegand and Mr. Rothka to align their base salaries with appropriate comparable levels of peer companies or comparable positions with other similar companies and also to adjust for internal pay

28	– 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

equity considerations. In addition, in connection with amending our CEO’s employment agreement, the Compensation Committee increased Mr. Brock’s base salary to $1,000,000 given his critical importance to the Company, strong leadership since becoming an independent public company in 2017, navigating the effects of the COVID-19 pandemic and steering the Company through challenging strategic issues.

2021 Short-Term Incentive Compensation (STIC). In February 2022, our Compensation Committee approved 2021 annual incentive awards for the performance period beginning January 1, 2021 and ending December 31, 2021, the payment of which were contingent on the Company’s successful achievement of performance goals related to (1) Unit Cost per Ton* (weighted at 35%), (2) ICP Free Cash Flow* (weighted at 35%), and (3) Environmental Incident Severity (weighted at 10%), each as defined below. These awards also were subject to modification influenced by each NEO’s contribution based on his or her individual performance (weighted at 20%) as determined by our President and CEO and approved by our Compensation Committee. At the time these performance goals were established, our Compensation Committee believed they would encourage our NEOs to stay focused on operational execution, balance sheet strength and environmental safety. The Compensation Committee also approved quarterly cash payments as the targets were achieved to reward performance and to retain our top talent.

The 2021 STIC award payout formula appears below:

Annual Base Salary	X	Target Opportunity Percentage (% of Base Salary)	X	(+/- Up to 200% Modifiers)	=	2021 STIC Award Payout

2021 STIC Performance Goals included a threshold, target and maximum payout with an additional 20% allocated to individual NEO performance. CEIX actual performance against the Company’s pre-established performance goals is described below:

Performance Goal	Unit Cost per Ton (35%)		ICP Free Cash Flow (35%)		Environmental Incident Severity (10%)
Threshold (50%)	$28.50		$78.9M		2.4
Target (100%)	$27.50		$116.2M		1.9
Maximum (200%)	$27.00		$145.9M		1.4
Actual Performance	$28.25	*	$184.0M	*	1.95

Unit Cost per Ton* is defined as the cost of coal sold, including idle costs incurred associated with the COVID-19 pandemic, less depreciation, depletion and amortization costs related to the Pennsylvania Mining Operation assets divided by the total tons of coal sold from the Pennsylvania Mining Operation assets. These costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal.

ICP Free Cash Flow* means Incentive Compensation Plan (ICP) Free Cash Flow, which is Adjusted EBITDA less capital expenditures less interest expense plus proceeds of non-EBITDA producing asset sales less the financial accounting impact of non-EBITDA producing asset sales.

Environmental Incident Severity means a weighted average of all of the Company’s environmental incidents, calculated by a numerator, which represents the sum of all of the Company’s environmental incidents after a rating of “1 to 5” is assigned, with a “1” rating representing little to no environmental impact and a “5” rating representing an incident that has a severe or persisting environmental or public health impact divided by the total number of environmental incidents.

In February 2022, the Compensation Committee evaluated the Company’s actual performance against the 2021 STIC pre-established performance goals and approved a formulaic payout percentage of 101.38% with respect to Company performance against goals.

– 2022 Proxy Statement	29

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

After applying the individual performance percentage to each NEO, the Compensation Committee approved the following STIC payments to our NEOs:

NEO	2021 Target Opportunity Percentage (% of Base Salary)	2021 Target Payout Opportunity	NEO Individual Payout opportunity	2021 Approved Payout
Mr. Brock	150%	$1,500,000	200%	$2,120,625
Mr. Thakkar	50%	$ 200,000	180%	$ 274,750
Ms. Wiegand	60%	$ 255,000	155%	$ 337,556
Mr. Salvatori	50%	$ 167,500	170%	$ 226,753
Mr. Rothka	25%	$ 55,000	191%	$ 131,766

2021 Performance Highlights of Our NEOs.

•

James A. Brock. As our Chief Executive Officer, Mr. Brock continued to lead the Company through multiple challenges in 2021 including ongoing challenges and recovery from the COVID-19 pandemic, while leading CEIX to strong 2021 financial and operating results, and at the same time making sure that CEIX operates safely. Fiscal year 2021 highlights include reduction of CEIX’s overall debt level by $101.2 million, continued revenue diversification including increasing sales into the international market and ongoing success to move the Itmann Mine forward to planned full production in the second half of 2022. In 2021, CEIX also released its Scope 1 and 2 greenhouse gas reduction goals and continued to evaluate strategies to advance projects and diversify the Company’s business.

•

Miteshkumar B. Thakkar. As our Chief Financial Officer, Mr. Thakkar helped lead the Company’s financial strategy during 2021 as CEIX continued to navigate completing a number of critical actions. Key successes in 2021 include the successful pricing of $75 million of tax-exempt solid waste disposal revenue bonds to finance the ongoing expansion of the coal refuse disposal areas at the Company’s Bailey Preparation Plant, while also making payments of $101 million to reduce consolidated indebtedness, including $17 million toward our higher-interest second lien notes, and leading the team to execute strategic repurchases of longwall shields to achieve significant costs savings. Mr. Thakkar also led several strategic efforts to monetize a number of non-core assets during the year, further adding to CEIX’s 2021 financial success and strategy to diversify revenues.

•

Martha A. Wiegand. As the General Counsel and Secretary of CEIX, Ms. Wiegand has played a critical part in leading both internal and external teams of lawyers in her role of advising CEIX’s board on various corporate governance and other board-level issues, serving as the top legal advisor for the Pennsylvania Mining Complex and overseeing CEIX’s land, legal, health, safety and environmental, and internal audit functions. Under Ms. Wiegand’s leadership, the CEIX legal team successfully mitigated CEIX’s litigation risk exposure by negotiating several settlement agreements on behalf of the Company.

•

Kurt R. Salvatori. As our Chief Administrative Officer, Mr. Salvatori oversees the Company’s human resources, government affairs, information technology, cybersecurity and public relations functions. During 2021, these functions further developed and refined the Company’s enterprise resource planning system, led the efforts opposing Pennsylvania’s announced plan to participate in the Regional Greenhouse Gas Initiative, and continued the overall management of the Company’s long-term liability portfolio.

•

John M. Rothka. As our Chief Accounting Officer and Controller, Mr. Rothka leads CEIX’s accounting and financial reporting team. In this role, Mr. Rothka reports to the Audit Committee and also manages CEIX’s relationship with its independent accountants. In 2021, Mr. Rothka led his team in CEIX’s transition to reporting under the SEC’s new Regulation S-K 1300 rules.

30	– 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

2021-2023 Long-Term Incentive Compensation (LTIC). In February 2021, our Compensation Committee once again made design changes to the long-term incentive program for our NEOs to include grants of two types of performance-based cash units to our NEOs. The performance-based cash units vest ratably over a three-year period, although their vesting is subject to the Company’s satisfactory achievement of pre-established performance goals as follows:

Form of 2021 LTIC	Performance Goal and Vesting Period

Performance-Based Cash Units (PBCs) (weighted at 50%)	Performance Goals - 50% ICP Free Cash Flow* - 50% Net Debt Level*

Performance-Based Cash Market Share Units (MSUs) (weighted at 50%)	Stock price

Our Compensation Committee believes the PBCs and MSUs align the interests of our executives with those of our stockholders because (1) the vesting of the PBCs and MSUs supports executive retention, (2) the vesting of the PBCs is tied to the achievement of pre-established goals related to ICP Free Cash Flow* and Net Debt Level*, and (3) the vesting of the MSUs is tied to the level of our stock price. Our Compensation Committee also designs the targets for our future performance goals to be attainable but reasonably difficult to meet such that future performance must generally exceed current fiscal year performance. Net Debt Level* means the annual change in debt levels during each year of the applicable performance period, less the actual cash on hand at the end of the applicable performance period.

The target dollar value for the PBCs and the MSUs appear below. Each PBC is denominated in phantom units, which represent a fixed value equal to the closing stock price of the Company’s common stock on February 9, 2021, the date of grant. Each MSU is also denominated in phantom units; however, each MSU represents a value equal to the closing stock price of the Company’s common stock on the date on which vesting of the MSU is approved by the Compensation Committee.

Named Executive Officer	PBC Target Grant ($)	MSU Target Grant ($)
Mr. Brock	$1,750,000	$1,750,000
Mr. Thakkar	$250,000	$250,000
Ms. Wiegand	$325,000	$325,000
Mr. Salvatori	$162,500	$162,500
Mr. Rothka	$62,500	$62,500

The vesting of the PBCs will be calculated annually based on the pre-established equally weighted goals of ICP Free Cash Flow* and Net Debt Level* with a payout threshold equal to 50% of target and the aggregate payout capped at 200% of target.

The vesting of the MSUs will be calculated annually based on the average closing stock price of the Company’s common stock for the fifteen (15) trading days immediately before the last business day of the year in which the relevant performance period ends divided by the closing stock price of the Company’s common stock for the fifteen (15) trading days immediately prior to February 9, 2021, the date of the grant.

– 2022 Proxy Statement	31

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

2021 to 2023 Payout for 2021 Tranche

The PBCs target performance goals for the 2021 tranche performance period under the 2021-2023 LTIC appear below including actual performance against such goals for the 2021 performance period.

2021	Weight	50% Target	100% Target	200% Target	Actual Performance
ICP Free Cash Flow per Share	50%	$2.25	$3.32	$4.17	$5.34*
Net Debt Level	50%	$616.9m	$579.7m	$570.0m	$453.8m*

In February 2022, the Compensation Committee evaluated CEIX’s achievement against the above-described performance goals under the 2021-2023 LTIC and determined that our NEOs earned the following payouts with respect to the 2021 PBC tranche at 200.0% of target performance.

Named Executive Officer	2021 PBC Tranche at Target	Target Payout (%)	2021 PBC Tranche Earned	Cash Payout Amount+
Mr. Brock	59,102 units	200%	118,204 units	$1,166,673
Mr. Thakkar	8,443 units	200%	16,886 units	$166,665
Ms. Wiegand	10,976 units	200%	21,952 units	$216,666
Mr. Salvatori	5,488 units	200%	10,976 units	$108,333
Mr. Rothka	2,111 units	200%	4,222 units	$41,671

+	PBCs are settled in cash and have a fixed value of $9.87 per unit.

The MSUs target performance goals for the 2021 tranche performance period under the 2021-2023 LTIC appear below including actual performance against such goals for the 2021 performance period.

2021	Weight	50% Target	100% Target	200% Target	Actual Performance
Stock price	100%	$4.50	$9.00	$18.00	$22.73+

+	Represents the average closing stock price of the Company’s common stock for the 15 business days of 2021 immediately preceding the last business day of the year.

In February 2022, the Compensation Committee evaluated CEIX’s achievement against the above-described performance goals under the 2021-2023 LTIC and determined that our NEOs earned the following payouts with respect to the 2021 MSU tranche at 200.0% of target performance.

Named Executive Officer	2021 MSU Tranche at Target	Target Payout (%)	2021 MSU Tranche Earned	Cash Payout Amount+
Mr. Brock	59,102 units	200%	118,204 units	$2,830,986
Mr. Thakkar	8,443 units	200%	16,886 units	$404,420
Ms. Wiegand	10,976 units	200%	21,952 units	$525,750
Mr. Salvatori	5,488 units	200%	10,976 units	$262,875
Mr. Rothka	2,111 units	200%	4,222 units	$101,117

+	MSUs are settled in cash with a per unit value based on the closing stock price of the Company’s common stock on the date the Compensation Committee approves the vesting for such unit.

Prior Year LTICs

In February 2022, the Compensation Committee also evaluated CEIX’s performance against pre-established goals for the 2021 year related to the 2020 LTIC and 2019 LTIC.

32	– 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

2020 to 2022 Payout for 2021 Tranche

In February 2020, our Compensation Committee granted Performance-Based Shares (“PSUs”) to Mr. Brock and PBCs to the other NEOs. The PSU and PBC target performance goals for the 2021 tranche performance period under the 2020-2022 LTIC appear below including actual performance against such goals for the 2021 performance period.

2021	Weight	50% Target	100% Target	200% Target	Actual Performance
ICP Free Cash Flow per Share	50%	$5.08	$9.54	$12.67	$11.11*
Debt Level	50%	$684.0m	$646.0m	$596.3m	$603.7m*
TSR Modifier	+/-20%	25th Percentile	50th Percentile	75th Percentile	17.36%±

±	TSR Modifier performance at 72nd Percentile.

In February 2022, the Compensation Committee evaluated CEIX’s achievement against the above-described performance goals under the 2020-2022 LTIC and determined that our NEOs earned the following payouts with respect to the 2021 tranche at 196.74% of target performance.

Named Executive Officer	2020 PSU or PBC Tranche at Target	Target Payout (%)	2020 PSU or PBC Earned	Cash Payout Amount
Mr. Brock	73,949 shares	196.74%	145,488 shares	N/A
Mr. Thakkar	1,061 units	196.74%	2,087 units	$16,386
Ms. Wiegand	6,369 units	196.74%	12,530 units	$98,362
Mr. Salvatori	2,654 units	196.74%	5,221 units	$40,988
Mr. Rothka	1,061 units	196.74%	2,087 units	$16,386

2019 to 2021 Payout for 2021 Tranche

In February 2019, our Compensation Committee granted our NEOs PSUs. The PSU target performance goals for the 2021 tranche performance period under the 2019-2021 LTIC appear below including actual performance against such goals for the 2021 performance period.

2021	Weight	50% Target	100% Target	200% Target	Actual Performance	Score
Relative TSR	50%	25th Percentile	60th Percentile	75th Percentile	11th Percentile	0.00%
PSU Free Cash Flow	50%	$133m	$193m	$257m	$212.3m*	130.16%

In February 2022, the Compensation Committee evaluated CEIX’s achievement against the above-described performance goals under the 2019-2021 LTIC and determined that our NEOs earned the following payouts with respect to the 2021 tranche at 65.08% of target performance.

Named Executive Officer	2019 PSU Tranche at Target	Target Payout (%)	2019 PSU Earned
Mr. Brock	20,286 units	65.08%	13,202 units
Mr. Thakkar	214 units	65.08%	139 units
Ms. Wiegand	2,330 units	65.08%	1,516 units
Mr. Salvatori	1,456 units	65.08%	948 units
Mr. Rothka	326 units	65.08%	212 units

– 2022 Proxy Statement	33

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

CEO Employment Agreement. CEIX entered into an employment agreement with Mr. Brock, our President and CEO, effective as of February 15, 2018, which was amended in February 2021 and February 2022. Because the initial three-year term has run, the employment agreement automatically renews for additional one-year periods unless either party provides advance written notice within sixty days of the end of the term. The agreement sets Mr. Brock’s base salary to be at least $1,000,000 per year and provides additional compensation to Mr. Brock in the form of annual retention payments to ensure his continued employment with us through December 31, 2023. Under the terms of the February 2021 amendment, Mr. Brock received a cash lump-sum retention payment of $1,000,000 for continuing his employment with us on December 31, 2021. In addition, Mr. Brock will receive two additional $1,000,000 retention bonuses if he continues his employment on December 31, 2022 and December 31, 2023, respectively. In the event of Mr. Brock’s involuntary termination of employment absent “cause”, death or Permanent Disability (as defined in his employment agreement) prior to December 31, 2023, we will accelerate payment of any remaining retention payments to him. On Mr. Brock’s involuntary termination absent “cause”, whether or not in connection with a change in control (“CIC”), he will receive a lump-sum cash payment reflecting the cost of the Company’s continued health care coverage in lieu of continued participation in the Company’s plans, and the severance amount due Mr. Brock in the event of an involuntary termination of employment absent “cause” was revised to include a severance multiple of two times his (x) base salary and (y) target annual incentive under our STIC plan. In addition, Mr. Brock shall be considered fully vested in all then-outstanding and unvested time-based equity awards held by Mr. Brock if he continues his employment with CEIX through December 31, 2023. Finally, the agreement contains similar change-in-control and severance benefits and the same post-termination restrictive covenants relating to confidentiality, non-competition and non-solicitation described below for our other NEOs in “Change-in-Control Agreements”. The agreement does not include any gross up feature arising from the excise tax payable on an excess parachute payment.

Change in Control Agreements for Other NEOs. CEIX has severance and double trigger cash severance CIC agreements covering each of our other NEOs, all of which became effective on February 15, 2018 (except for Mr. Thakkar’s current CIC agreement which became effective on November 4, 2020). These agreements provide for non-CIC severance exclusively upon a termination of employment absent “cause.” In the case of a CIC scenario, each NEO is only entitled to cash severance if, following, or in connection with, a CIC, the NEO’s employment is terminated by CEIX absent “cause” or if the NEO resigns due to constructive termination within a specified period. The purpose of these agreements is to ensure that CEIX (a) offers a compensation package that is competitive with that offered by other companies with whom we compete for talent, (b) retains and relies upon the undivided focus of our senior executives immediately prior to, during and following a CIC, and (c) diminishes the inevitable distraction of our NEOs by virtue of personal uncertainties and risks created by the potential job loss following a CIC.

In addition to the double trigger severance CIC provisions, all of the agreements include post-termination restrictive covenants relating to confidentiality, non-competition and non-solicitation and also require each NEO to sign an appropriate release of claims. These agreements do not include any gross up feature arising from the excise tax payable on an excess parachute payment.

Retirement Benefit Plans. We maintain several retirement plans, the purpose of which is to attract and retain employees and to ensure an overall competitive compensation and benefits offering for all of our employees, including our NEOs. The maintenance of these plans also reflects commitments made at the time of our separation from our former parent that required us to assume certain plan liabilities as a result of the separation.

•

Qualified Defined Contribution Plan. We maintain a qualified Investment Plan which operates as a 401(k) savings plan for eligible employees of CEIX and its affiliates, including our NEOs. Plan participants may make before-tax and/or after-tax contributions of 1% to 75% of eligible compensation to the plan via payroll deductions. Plan participants who have attained age 50 before the end of the plan year are eligible to make catch-up contributions. A participant may also separately designate from 1% to 75% (not to exceed $10,000) of any incentive compensation payment as a before-tax and/or after-tax contribution. The Company matches 100% of a participant’s contribution up to 6% of eligible compensation. The plan also permits certain discretionary contributions ranging from 1% to 6%.

•

Qualified Defined Benefit Plan. We also maintain an Employee Retirement Plan, a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code of the United States of America (the “Code”), which was initially frozen in 2014 for certain plan participants and then subsequently frozen to all remaining plan participants as of December 31, 2015. None of our named executive officers accrue any future benefit under this plan.

34	– 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

•

Non-Qualified Retirement Restoration Plan (the “Restoration Plan”). This plan is an unfunded deferred compensation plan maintained for the benefit of employees whose eligible compensation under the Pension Plan (defined below) exceeded limits imposed by the Code. This plan has been frozen since December 31, 2006. None of our named executive officers accrue any future benefit under this plan.

•

Non-Qualified Supplemental Retirement Plan (“SERP”). This plan includes certain obligations for participants under a company predecessor plan. The plan was frozen effective as of December 31, 2011, and none of our named executive officers accrue any future benefit under this plan.

•

Non-Qualified Defined Contribution Restoration Plan (the “New Restoration Plan”). This plan also includes obligations for certain participants arising from a predecessor company plan. However, this plan is not frozen and covers our current employees, including our NEOs. Eligibility for benefits under this plan is determined each calendar year, and participants whose eligible plan compensation exceeds the compensation limits imposed by section 401(a)(17) of the Code (up to $290,000 for 2021) are eligible for New Restoration Plan benefits. The amount of each participant’s benefit under this plan is equal to 9% times his or her eligible plan compensation, less 6% times the lesser of his or her annual base salary as of December 31 or the compensation limit imposed by the Code for such year ($290,000 for 2021).

Governance Policies

Clawback Policy. We maintain a clawback policy in our 2020 Omnibus Performance Incentive Plan (“Omnibus Plan”) that permits our Compensation Committee to recover any award (whether cash or equity-based), which is subject to recovery under any law, government regulation, and stock exchange listing requirement or Company policy. In addition, any awards made under our Omnibus Plan are subject to recoupment in the event an award recipient violates any restrictive covenant in his or her award agreement relating to confidentiality, non-competition or non-solicitation. During 2021, all CEIX incentive awards (whether cash or equity-based) were made under the terms of the Omnibus Plan and thus subject to recovery under our policy.

Stock Ownership Guidelines/Holding Requirements for NEOs. We initially adopted stock ownership guidelines applicable to each of our NEOs, which require that they own a minimum number of shares of CEIX stock, based upon a multiple of base salary alone. Because our stock has experienced extreme volatility, our Board of Directors amended our stock ownership guidelines to permit our executives to attain the levels described below under either a “multiple of salary approach” or a “fixed number of shares approach.” Under the multiple of salary approach, the executive ownership level for each officer category shall be the number of shares of CEIX stock equal to the product of the executive’s annual base salary times his or her multiple divided by the closing price of CEIX stock. In contrast, the “fixed number of shares approach” allows our executives to reach their ownership level if the number of CEIX shares held equals the product of the executive’s annual base salary times his or her multiple divided by $20.00. We further revised the current stock ownership guidelines in 2022 to clarify which shares are included in calculating compliance with these requirements: shares owned outright by the executive or his or her immediate family members residing in the same household; shares held in trust for the benefit of the executive or his or her immediate family members residing in the same household; vested shares of restricted stock; vested deferred stock units, restricted stock units or performance share units that may only be settled in shares, and unvested shares of restricted stock, deferred stock units, restricted stock units or performance share units, in each case when vesting is time-based rather than performance-based. The Board of Directors also amended the guidelines to allow the Compensation Committee to temporarily suspend the guidelines during periods of extreme market volatility.

Named Executive Officer	Ownership Requirement (As Multiple of Base Salary)
President and Chief Executive Officer	5x
Chief Financial Officer	2x
Chief Accounting Officer and Controller	2x
General Counsel and Secretary	2x
Chief Administrative Officer	2x

– 2022 Proxy Statement	35

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

No Hedging/Pledging Policy. Our Corporate Governance Guidelines prohibit any executive officer (including an NEO) from entering into speculative transactions in CEIX securities, and similarly prohibit an executive officer from purchasing or selling puts, calls, options or other derivative securities based on CEIX securities. The policy also prohibits hedging or monetization transactions, such as forward sale contracts, in which the holder continues to own the underlying CEIX security without all the risks or rewards of ownership. In addition, directors and officers of CEIX are prohibited from holding CEIX securities in a margin account or otherwise pledging CEIX securities as collateral for a loan.

Equity Grant Practices Policy. We maintain a written policy for granting equity awards, which describes the Compensation Committee’s practices relating to equity grants to executives and the timing of such grants in relation to material and non-public information and which specifically prohibits the backdating of stock options. The policy also describes the Compensation Committee’s delegation of authority to the Chair and CEO to award equity to non-executive employees. We do not have a practice or policy of timing our grants in relation to the announcement of material non-public information. In accordance with the policy, all stock option grants must have an exercise price equal to the closing price of CEIX common stock on the date of grant.

Perquisites. We provide limited perquisites that we believe are reasonable, competitive and consistent with our compensation program, which are described more fully in the footnotes to the Summary Compensation Table that appears on pages 37 and 38.

Tax, Accounting and Regulatory Considerations. Our Compensation Committee believes that stockholder interests are best served if their discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. However, our Compensation Committee does not anticipate a shift away from variable or performance-based compensation payable to our executive officers in the future, nor do we anticipate applying less rigor in the process by which we establish performance goals or evaluate performance against such pre-established goals, with respect to compensation paid to our NEOs. In addition, accounting considerations are one of many factors that our Compensation Committee considers in determining compensation mix and amount.

Compensation Risk Assessment. Annually, our Compensation Committee reviews the compensation programs and practices of CEIX. The CEIX pay philosophy provides for an effective balance in cash and equity mix, short and long-term performance periods, and financial and non-financial performance goals, and affords the Compensation Committee discretion to adjust payouts under the Company’s compensation plans. Further, CEIX policies to mitigate compensation-related risk include stock ownership guidelines, vesting periods on equity, insider trading prohibitions, a clawback policy, caps on the amount of compensation that may be earned and independent Compensation Committee oversight. In February 2022, the Compensation Committee determined that our plans and programs do not encourage unnecessary risk-taking and do not pose a material adverse effect on the Company. The review was conducted by CEIX management with the assistance of the Compensation Committee’s independent compensation consultant, Mercer.

*

This CD&A, which relates to 2021 compensation determinations, contains references to one or more financial measures that have not been calculated in accordance with GAAP (indicated by a *). Appendix A to this Proxy Statement contains a reconciliation of these disclosed non-GAAP financial measures, including Adjusted EBITDA, Free Cash Flow, Unit Cost per Ton, ICP Free Cash Flow, ICP Free Cash Flow per Share, Net Debt Level, Debt Level and PSU Free Cash Flow to their most directly comparable GAAP financial measures.

36	– 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Committee Report

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section above with CEIX’s management and, based upon such review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into CEIX’s Annual Report on Form 10-K for the year ended December 31, 2021. The Compensation Committee’s charter is available on our website at www.consolenergy.com.

Members of the Compensation Committee:

Joseph P. Platt, Chair

John T. Mills

William P. Powell

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CEIX under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that CEIX specifically incorporates the Compensation Committee Report by reference therein.

Summary Compensation Table

The following table discloses the compensation for our NEOs, which include Mr. Brock, the principal executive officer of CEIX, Mr. Thakkar, the principal financial officer of CEIX, and the other three most highly compensated executives of CEIX serving at fiscal year-end 2021: Ms. Wiegand, General Counsel and Secretary; Mr. Salvatori, Chief Administrative Officer and; Mr. Rothka, Chief Accounting Officer and Controller.

Name and Principal Position (a)	Year (b)	Salary(1) (c)	Bonus(2) (d)	Stock Awards(3) (e)	Option Awards (f)	Non-Equity Incentive Compensation(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) (h)	All Other Compensation(6) (i)	SEC Total (j)
James A. Brock President and Chief Executive Officer	2021	$997,077	$1,000,000	$1,750,000	—	$3,287,298	$26,152	$54,986	$7,115,513
	2020	$841,154	—	$3,483,000	—	$1,704,007	$674,326	$37,736	$6,740,223
	2019	$803,231	$1,199,813	$3,773,887	—	—	$733,841	$39,600	$6,550,372
Miteshkumar B. Thakkar Chief Financial Officer	2021	$398,846	—	$250,000	—	$457,801	$32,766	$49,878	$1,189,291
Martha A. Wiegand General Counsel and Secretary	2021	$424,615	—	$325,000	—	$652,584	$35,999	$47,800	$1,485,998
	2020	$413,077	—	$600,000	—	$375,897	$61,116	$30,600	$1,480,690
	2019	$347,855	$196,875	$433,371	—	—	$42,756	$31,143	$1,052,000
Kurt R. Salvatori Chief Administrative Officer	2021	$334,461	—	$162,500	—	$376,074	$—	$47,800	$920,835
	2020	$311,538	—	$250,000	—	$226,746	$306,961	$32,192	$1,127,437
	2019	$298,731	$123,750	$270,876	—	—	$278,960	$29,800	$1,002,117
John M. Rothka Chief Accounting Officer and Controller	2021	$219,692	$—	$62,500	—	$189,823	$9,721	$39,362	$521,098

(1)

The amounts in this column represent base salaries before compensation reduction under any CEIX or affiliated company qualified retirement and/or 401(k) savings plan in effect during 2021. In addition, these salary amounts are not annualized but represent the amounts actually earned and paid to each NEO during 2021.

(2)

The amount shown in this column for Mr. Brock in 2021 represents a retention bonus, conditioned upon his continued employment through December 31, 2021, pursuant to the amendment of Mr. Brock’s employment agreement discussed in the “Compensation Discussion & Analysis” section above. The values in this column for 2019 reflect discretionary payouts under the 2019 STIC based on adjusted goals.

(3)

The 2021 values set forth in this column represent the aggregate grant date fair value of the MSUs granted in 2021 computed in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of the stock awards are set forth in Notes 1 and 18 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The values set forth in the table are based on achievement of target performance. MSUs granted in 2021 may pay out up to 200% of the target award, which would have amounted to the following grant date fair market values for each NEO: $3,500,000 for Mr. Brock, $500,000 for Mr. Thakkar, $650,000 for Ms. Wiegand, $325,000 for Mr. Salvatori, and $125,000 for Mr. Rothka.

– 2022 Proxy Statement	37

EXECUTIVE COMPENSATION INFORMATION | Summary Compensation Table

(4)

The 2021 amounts shown in this column represent cash payments made to the NEOs under the 2021 STIC of $2,120,625 for Mr. Brock, $274,750 for Mr. Thakkar, $337,556 for Ms. Wiegand, $226,753 for Mr. Salvatori, and $131,766 for Mr. Rothka. Also included in this column are cash payments for (i) the first tranche of the PBCs granted in 2021 in the amount of $1,166,673 for Mr. Brock, $166,665 for Mr. Thakkar, $216,666 for Ms. Wiegand, $108,333 for Mr. Salvatori and $41,671 for Mr. Rothka and (ii) the second tranche of the 2020 PBCs in the amount of $16,386 for Mr. Thakkar, $98,362 for Ms. Wiegand, $40,988 for Mr. Salvatori and $16,386 for Mr. Rothka. See the discussion on pages 29 through 33 in the “Compensation Discussion and Analysis” section for additional information regarding the 2021 plan design, 2021 performance and payouts authorized under the 2021 STIC, and 2021 performance and payouts under the LTIC.

(5)

Amounts in this column reflect the actuarial increase in the present value of each NEOs benefit under the CEIX Employee Retirement Plan, Retirement Restoration Plan, Supplemental Retirement Plan and New Restoration Plan between December 31, 2020 and December 31, 2021. These amounts were determined using the interest rate and mortality assumptions set forth in our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. These amounts represent accounting values and were not realized by our NEOs during 2021. A zero is shown for Mr. Salvatori for 2021 because the actual change in pension value was a decrease in the amount of $58,139. This decrease is attributable to the change in the interest rate partially offset by an increase in accrued benefits.

(6)	The amounts shown in this column for 2021 are derived as follows:

Category	BROCK	THAKKAR	WIEGAND	SALVATORI	ROTHKA
CEIX 401(k) Plan Contributions(a)	$17,400	$17,400	$17,400	$17,400	$13,181
Vehicle Allowance or Company Car	$13,000	$13,000	$13,000	$13,000	$13,000
Executive Health Physical	$2,186	$2,078	—	—	—
Business and Country Club Dues	$5,000	—	—	—	—
Discretionary Contribution to the CONSOL Pennsylvania Coal Company 401(k)(b)	$17,400	$17,400	$17,400	$17,400	$13,181

(a)	Annual employer contribution to the CONSOL Energy Inc. 401(k) plan.

(b)

Discretionary contribution made by CONSOL Pennsylvania Coal Company LLC 401(k) Plan; due to the Code’s annual contribution limits on the amount that may be contributed to a qualified plan, a portion or all of the discretionary amount may be paid to plan participants (including an NEO) in cash; in Mr. Brock’s case, the full amount above was paid in cash to him.

Grants of Plan-Based Awards – 2021

The following table sets forth each grant made to an NEO in the 2021 fiscal year under plans established by CEIX.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock
Name	Type of Award	Grant Date	Number of Underlying Units	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(Target)(4)
James A. Brock	Annual STIC(1)			$750,000	$1,500,000	$3,000,000
	PBC(2)	2/9/21	177,305	$875,000	$1,750,000	$3,500,000
	MSU(3)	2/9/21					88,652	177,304	354,608	$1,750,000
Miteshkumar B. Thakkar	Annual STIC(1)			$100,000	$200,000	$400,000
	PBC(2)	2/9/21	25,329	$125,000	$250,000	$500,000
	MSU(3)	2/9/21					12,665	25,329	50,658	$250,000
Martha A. Wiegand	Annual STIC(1)			$127,500	$255,000	$510,000
	PBC(2)	2/9/21	32,928	$162,500	$325,000	$650,000
	MSU(3)	2/9/21					16,464	32,928	65,856	$325,000
Kurt R. Salvatori	Annual STIC(1)			$83,750	$167,500	$335,000
	PBC(2)	2/9/21	16,464	$81,250	$162,500	$325,000
	MSU(3)	2/9/21					8,232	16,464	32,928	$162,500
John M. Rothka	Annual STIC(1)			$27,500	$55,000	$165,000
	PBC(2)	2/9/21	6,332	$31,250	$62,500	$125,000
	MSU(3)	2/9/21					3,166	6,332	12,664	$62,500

(1)	These awards were made pursuant to the STIC, which is described in the “Compensation Discussion and Analysis” beginning on page 29.

(2)

These awards were made pursuant to the 2021 LTIC program, which is described in the “Compensation Discussion and Analysis” beginning on page 31. The numbers above reflect the threshold (50%), the target (100%) and the maximum (200%) performance levels for the PBCs.

(3)

These awards were made pursuant to the 2021 LTIC program, which is described in the “Compensation Discussion and Analysis” beginning on page 31. The numbers above reflect the threshold (50%), the target (100%) and the maximum (200%) performance levels for the MSUs.

(4)

The values set forth in this column reflect awards of MSUs (at target) for each of our NEOs and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The values set forth in this table may not correspond to the actual values that ultimately will be realized by the NEOs upon vesting and settlement.

38	– 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Understanding our Summary Compensation and Grants of Plan-Based Awards Tables

Understanding our Summary Compensation and Grants of Plan-Based Awards Table

In addition to base salaries, our executive officers receive a mix of at-risk compensation, both short and long-term, for their services. Pursuant to various plans, our NEOs are eligible to receive annual cash incentive awards based on the achievement of certain performance targets. With respect to long-term awards, each of our NEOs is also eligible to receive equity and cash-settled long-term awards, which vary depending upon the year in which granted and include PBCs and MSUs. The PBCs and MSUs and the plans under which they are awarded are discussed below, and in greater detail in the “Compensation Discussion and Analysis” on pages 31-33.

STIC

Generally, to be eligible to receive an annual award under the STIC, an NEO must generally be an active, full-time employee on December 31 of the year for which the award was granted, unless otherwise provided for in a separation agreement. For more information on the STIC, see the discussion beginning on page 29 in the “Compensation Discussion and Analysis” section.

MSUs

MSUs were granted under our 2020 Omnibus Performance Incentive Plan. Our Compensation Committee determines the number of MSUs to be granted to each executive participant, the conditions under which the MSUs may be forfeited to CEIX, and the other terms and conditions of such awards. Each MSU represents the right to receive a cash payment based on the closing stock price of the Company’s common stock on the date the vesting of the unit is approved by the Compensation Committee. The MSUs vest in one-third increments on each December 31st following the grant date, subject to continuous service by the executive and the achievement of certain performance goals related to the closing stock price of the Company’s common stock on such vesting date. To the extent that the MSUs are subject to Section 409A of the Code, all such payments shall be made in compliance with the requirements of Section 409A of the Code. For more information on the MSU awards, see discussion beginning on page 31 of the “Compensation Discussion and Analysis” section.

PBCs

PBCs were also granted under our 2020 Omnibus Performance Incentive Plan. Our Compensation Committee determines the number of PBCs to be granted to each executive participant, the conditions under which the PBCs may be forfeited to CEIX, and the other terms and conditions of such awards. Each PBC represents the right to receive a cash payment based on the closing stock price of the Company’s common stock on the grant date of the PBC. The PBCs vest in one-third increments on each December 31st following the grant date, subject to continuous service by the executive and the achievement of certain performance goals related to ICP Free Cash Flow* and Net Debt Level*. To the extent that the PBCs are subject to Section 409A of the Code, all such payments shall be made in compliance with the requirements of Section 409A of the Code. For more information on the PBC awards, see discussion beginning on page 31 of the “Compensation Discussion and Analysis” section.

– 2022 Proxy Statement	39

EXECUTIVE COMPENSATION INFORMATION | Outstanding Equity Awards at Fiscal Year-End for CEIX – 2021

Outstanding Equity Awards at Fiscal Year-End for CEIX – 2021

The following table sets forth unvested RSU, PSU and MSU awards that have been awarded to our NEOs by CEIX and were outstanding as of December 31, 2021.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
James A. Brock	161,422	(2)	$3,665,894	73,949	(4)	$1,679,382
	145,488	(3)	$3,304,032	118,204	(5)	$2,684,413
Miteshkumar B. Thakkar	6,513	(2)	$147,910	16,686	(5)	$378,939
Martha A. Wiegand	39,771	(2)	$903,199	21,952	(5)	$498,530
Kurt R. Salvatori	16,896	(2)	$383,708	10,976	(5)	$249,265
John M. Rothka	7,073	(2)	$160,628	4,222	(5)	$95,882

(1)	The market value for RSUs and PSUs was determined by multiplying the closing market price for CEIX common stock on December 31, 2021 ($22.71) by the number of shares underlying the RSU / PSU awards.

(2)	This represents RSUs granted on February 7, 2019 and February 11, 2020 that vest in three equal installments (subject to rounding) beginning on the first anniversary of the grant date.

(3)

The performance period for the 2021 tranche of the 2020-2022 PSU award made to Mr. Brock was January 1, 2021 through December 31, 2021 and represents the second tranche of the 2020 PSU award that vests in three equal, annual installments beginning with the anniversary of the grant date, subject to the achievement of pre-established performance metrics relating to ICP Free Cash Flow*, Debt Level* and subject to further modification +/- 20% for TSR performance. This amount is based on the Company’s above target performance during the 2021 performance period at 196.74% of target performance.

(4)

This shows the number of unvested PSUs as of December 31, 2021. The performance period for the PSUs granted in 2020 is January 1, 2020 through December 31, 2022. The 2020 PSUs vest in three equal, annual installments beginning with December 31, 2020 and December 31, 2021, subject to the achievement of pre-established performance metrics relating to ICP Free Cash Flow*, Debt Level* and subject to further modification +/- 20% for TSR performance. The amounts presented for the PSU awards are based on achieving the target performance level.

(5)

This shows the number of unvested MSUs as of December 31, 2021. The performance period for the MSUs granted in 2021 is January 1, 2021 through December 31, 2023. The 2021 MSUs vest in three equal, annual installments beginning with December 31, 2021, subject to the achievement of pre-established performance metrics relating to the closing stock price of the Company’s common stock. The amounts presented for the MSU awards are based on achieving the target performance level.

Stock Vested Table – 2021

The following table sets forth information concerning any vesting of RSUs, PSUs and MSUs of CEIX during fiscal 2021.

	Stock Awards(1)

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James A. Brock	373,942	$7,646,461
Miteshkumar B. Thakkar	20,503	$444,439
Martha A. Wiegand	44,656	$785,403
Kurt Salvatori	21,383	$384,946
John M. Rothka	8,542	$149,185

(1)

These amounts reflect the number of shares relating to the gross number of PSUs, RSUs, and MSUs that vested on the applicable vesting date, multiplied by the closing price of our common stock on the applicable vesting date, prior to the withholding of any shares to satisfy taxes for each of the NEOs affected. Values include the vesting of (i) RSU awards granted in 2018, 2019 and 2020, (ii) PSU awards granted in 2019 and 2020 and (iii) MSU awards granted in 2021.

40	– 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Pension Benefits Table – 2021

Pension Benefits Table – 2021

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including tax-qualified defined benefit plans and non-qualified defined benefit plans (which we refer to as the Retirement Restoration Plan, the Supplemental Retirement Plan and the New Restoration Plan), but excluding nonqualified defined contribution plans.

Name	CEIX Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
James A. Brock	Employee Retirement Plan	34	$1,665,696	—
	Retirement Restoration Plan	25	$214,335	—
	Supplemental Retirement Plan	20	$2,046,563	—
	New Restoration Plan	10	$965,516	—
Miteshkumar B. Thakkar	Employee Retirement Plan	—	$—	—
	Retirement Restoration Plan	—	$—	—
	Supplemental Retirement Plan	—	$—	—
	New Restoration Plan	2	$58,680	—
Martha A. Wiegand	Employee Retirement Plan	6	$57,883	—
	Retirement Restoration Plan	—	$—	—
	Supplemental Retirement Plan	—	$—	—
	New Restoration Plan	6	$165,405	—
Kurt R. Salvatori	Employee Retirement Plan	23	$693,613	—
	Retirement Restoration Plan	—	$—	—
	Supplemental Retirement Plan	19	$460,387	—
	New Restoration Plan	10	$184,202	—
John M. Rothka	Employee Retirement Plan	9	$42,178	—
	Retirement Restoration Plan	—	$—	—
	Supplemental Retirement Plan	—	$—	—
	New Restoration Plan	1	$14,169	—

(1)

The accumulated benefits included in this column were computed through December 31, 2021 using the assumptions stated in the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (Note 15).

Understanding Our Pension Benefits Table

This section provides information regarding CEIX’s retirement programs, which include the following plans that were either adopted or assumed in connection with the separation:

•	Employee Retirement Plan;

•	Retirement Restoration Plan;

•	Supplemental Retirement Plan; and

•	New Restoration Plan.

Employee Retirement Plan (the “Pension Plan”)

CEIX assumed sponsorship of the CONSOL Energy Inc. Employee Retirement Plan (the “Pension Plan”), which was previously sponsored by our former parent and is a qualified defined benefit plan that pays retirement benefits based on years of service and compensation. The Pension Plan is a qualified plan, meaning that it is subject to a variety of Internal Revenue Service rules. Effective December 31, 2015, the Pension Plan was frozen and no employee, including any of our NEOs, is eligible for future accruals under the plan.

Eligibility. Historically, the Pension Plan covered employees of CEIX and affiliated participating companies classified as regular, full-time employees or that complete 1,000 hours of service during a specified twelve-month period. As mentioned above, the plan was frozen effective December 31, 2015 for all participants. As a result of these amendments, none of our NEOs have accrued any additional benefits under the Pension Plan after December 31, 2015.

– 2022 Proxy Statement	41

EXECUTIVE COMPENSATION INFORMATION | Understanding Our Pension Benefits Table

Incapacity Retirement. Employees who have attained age 40 with at least 10 years of service who are deemed disabled and consequently receive a Social Security disability award (proving the disability occurred while employed by CEIX or a participating affiliated company) are eligible for an incapacity retirement resulting in an unreduced benefit under the Pension Plan, payable in the form of an annuity, commencing the month following termination. Messrs. Brock, Salvatori and Rothka and Ms. Wiegand have satisfied the age and service conditions necessary to be eligible for incapacity retirement under the Pension Plan as of December 31, 2021, if any such person had incurred a qualifying disability as of that date.

Separation Retirement. Employees who terminate employment with five or more years of service prior to attaining age 50, or who have attained age 50 but have fewer than 10 years of service upon termination, qualify for separation retirement. The accrued vested benefit is payable at a reduced amount for payments commencing prior to age 65, or the full benefit may be paid at age 65. As of December 31, 2021, Mr. Rothka is eligible for separation retirement under the Pension Plan; provided, however, that he would not be entitled to payment until he attained age 50.

Early Retirement. Employees who have completed 10 or more years of service and are age 50 or older upon termination are eligible for early retirement. Under early retirement, an employee may elect to defer payment to age 65 or elect to begin receiving payment the first of any month up to age 65, subject to a reduction for age. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. As of December 31, 2021, Mr. Salvatori and Ms. Wiegand are eligible for early retirement under the Pension Plan.

Normal Retirement. Employees who terminate employment and have attained age 65 qualify for normal retirement. Payment of the full benefit commences the month following termination. As of December 31, 2021, Mr. Brock is eligible for normal retirement under the Pension Plan.

Form of Payment. The portion of accrued pension benefits earned under the Pension Plan as of December 31, 2005 may be, upon the election of the participant, paid in the form of a lump-sum payment except in the case of an incapacity retirement as discussed above. Pension benefits earned after January 1, 2006 are payable in the form of a single life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity or 100% joint and survivor annuity.

Calculation of Benefits. Pension benefits, which are now frozen, are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years while eligible for service under the Pension Plan. Average monthly pay for this purpose excludes compensation in excess of limits imposed by the Code. Since the Pension Plan is frozen, average monthly pay is based on pay as of December 31, 2014 for Ms. Wiegand and Mr. Rothka and as of December 31, 2015 for Messrs. Brock and Salvatori. Prior to January 1, 2006, pension benefits were calculated based on the average monthly pay during the employee’s three highest-paid years and included annual amounts payable under CEIX’s STIC, again excluding compensation in excess of limits imposed by the Code.

Retirement Restoration Plan (the “Restoration Plan”)

CEIX assumed the obligations for certain participants under our former parent’s Restoration Plan and adopted a new plan effective as of the separation under which it will meet its obligation to pay these restoration plan benefits. This plan is an unfunded deferred compensation plan maintained by the Company for the benefit of employees whose eligible compensation under the Pension Plan exceeded limits imposed by the federal income tax laws. This plan has been frozen since December 31, 2006.

42	– 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Understanding Our Pension Benefits Table

Supplemental Retirement Plan (“SERP”)

CEIX also assumed the obligations for certain participants from our former parent’s Supplemental Retirement Plan, and adopted a new plan effective as of the separation under which it will meet its obligation to pay these supplemental retirement plan benefits. This plan has been frozen since December 31, 2011. Supplemental Retirement Plan benefits are forfeited in certain events, including but not limited to a breach by the executive of any restrictive covenant agreement with CEIX. See page 48 for a description of the effect of termination of employment under different scenarios.

New Restoration Plan

CEIX also assumed obligations for certain participants arising from our former parent’s New Restoration Plan, which, unlike the plans discussed above, is not frozen and covers current CEIX employees, including our NEOs. Eligibility for benefits under this plan is determined each calendar year, and participants whose eligible plan compensation exceeds the compensation limits imposed by Section 401(a)(17) of the Code (up to $290,000 for 2021) are eligible for New Restoration Plan benefits. The amount of each participant’s benefit under this plan is equal to 9% times his or her eligible plan compensation, less 6% times the lesser of his or her annual base salary as of December 31 or the compensation limit imposed by the Code for such year ($290,000 for 2021). New Restoration Plan benefits are forfeited in certain events, including but not limited to a breach by the executive of any restrictive covenant agreement with CEIX. See page 49 for a description of the effect of termination of employment under different scenarios.

Potential Payments Upon Termination or Change in Control Tables

Except as otherwise provided, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including, without limitation, resignation, an incapacity retirement or an involuntary termination absent cause of one of our NEOs, or a CIC of CEIX as defined by applicable plans and agreements.

For each currently employed NEO, the payments and benefits detailed in the tables below are in addition to any payments under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis. The tables also assume that employment termination and/or a CIC occurred on December 31, 2021 and are based only on agreements in place as of December 31, 2021.

– 2022 Proxy Statement	43

EXECUTIVE COMPENSATION INFORMATION | Potential Payments Upon Termination or Change in Control Tables

A description of the key elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or CIC are described under “Compensation Discussion and Analysis” and further explained in the section following these tables entitled “Understanding our Change in Control and Employment Termination Tables and Information.” The footnotes to the tables also describe the assumptions that were used in calculating the amounts described below.

James A. Brock*

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$3,000,000
Short-Term Incentive(2)	—	$1,500,000	$1,500,000	$1,500,000	$4,500,000
Non-CIC Severance(3)	—	$2,000,000	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$3,665,894	$3,665,894	$3,665,894	—	$3,665,894
PBCs: Unvested	$1,166,673	$1,166,673	$1,166,673	—	$1,166,673
PSUs: Unvested	$2,140,077	$2,140,077	$2,140,077	—	$2,140,077
MSUs: Unvested	$2,684,413	$2,684,413	$2,684,413	—	$2,684,413
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$25,000
Healthcare Continuation(6)	—	$25,914	—	—	$25,914
401(k) payment(7)	—	—	—	—	$26,100
Supplemental Retirement Plan(8)	—	—	—	—	$255,298
New Restoration Plan(9)	—	—	—	—	$324,520
280G Cutback(10)	—	—	—	—	$(2,049,970)
TOTAL	$9,657,057	$13,182,971	$11,157,057	$1,500,000	$15,763,919

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

Miteshkumar B. Thakkar*

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$800,000
Short-Term Incentive(2)	—	$200,000	$200,000	—	$400,000
Non-CIC Severance(3)	—	$400,000	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$62,975	$62,975	$62,975	—	$147,910
PBCs: Unvested	$75,556	$75,556	$75,556	—	$173,020
PSUs: Unvested	$4,042	$4,042	$4,042	—	$4,860
MSUs: Unvested	$157,891	$157,891	$157,891	—	$378,939
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$25,000
Healthcare Continuation(6)	—	$29,522	—	—	$29,522
401(k) payment(7)	—	—	—	—	$26,100
TOTAL	$300,464	$929,986	$500,464	—	$1,985,351

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

44	– 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Potential Payments Upon Termination or Change in Control Tables

Martha A. Wiegand*

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$850,000
Short-Term Incentive(2)	—	$255,000	$255,000	—	$541,246
Non-CIC Severance(3)	—	$425,000	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$391,021	$391,021	$391,021	—	$903,199
PBCs: Unvested	$131,931	$131,931	$131,931	—	$266,663
PSUs: Unvested	$44,080	$44,080	$44,080	—	$52,914
MSUs: Unvested	$207,720	$207,720	$207,720	—	$498,530
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$25,000
Healthcare Continuation(6)	—	$15,975	—	—	$15,975
401(k) payment(7)	—	—	—	—	$26,100
New Restoration Plan(9)	—	—	—	—	$69,988
280G Cutback(10)	—	—	—	—	$(242,007)
TOTAL	$774,752	$1,470,727	$1,029,752	—	$3,007,608

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

Kurt R. Salvatori*

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$670,000
Short-Term Incentive(2)	—	$167,500	$167,500	—	$394,497
Non-CIC Severance(3)	—	$335,000	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$169,076	$169,076	$169,076	—	$383,708
PBCs: Unvested	$62,492	$62,492	$62,492	—	$129,167
PSUs: Unvested	$27,547	$27,547	$27,547	—	$33,066
MSUs: Unvested	$103,860	$103,860	$103,860	—	$249,265
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$25,000
Healthcare Continuation(6)	—	$29,522	—	—	$29,522
401(k) payment(7)	—	—	—	—	$26,100
Supplemental Restoration Plan(8)	—	—	—	—	$640,396
New Restoration Plan(9)	—	—	—	—	$47,242
280G Cutback(10)	—	—	—	—	$(462,360)
TOTAL	$362,975	$894,997	$530,475	—	$2,165,603

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

– 2022 Proxy Statement	45

EXECUTIVE COMPENSATION INFORMATION | Potential Payments Upon Termination or Change in Control Tables

John M. Rothka

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$330,000
Short-Term Incentive(2)	—	$55,000	$55,000	—	$82,500
Non-CIC Severance(3)	—	$220,000	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$73,557	$73,557	$73,557	—	$160,628
PBCs: Unvested	$24,301	$24,301	$24,301	—	$50,000
PSUs: Unvested	$6,154	$6,154	$6,154	—	$7,403
MSUs: Unvested	$39,950	$39,950	$39,950	—	$95,882
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$25,000
Healthcare Continuation(6)	—	$29,522	—	—	$29,522
TOTAL	$143,962	$448,484	$198,962	—	$780,935

(1)

In the event of a qualifying termination in connection with a CIC, each of our NEOs would be entitled to a lump-sum cash payment equal to a multiple of base salary plus a multiple of incentive pay (the multiple for Mr. Brock is 3.0, for Mr. Thakkar is 2.0, for Ms. Wiegand is 2.0, for Mr. Salvatori is 2.0, and for Mr. Rothka is 2.0). The narrative following these tables contains a description of events that constitute a CIC.

(2)

In the event of death, each NEO would earn a pro rata portion of his or her short-term incentive award. In the event of a qualifying termination in connection with a CIC, each NEO would also be entitled to a pro-rated payment of his or her short-term incentive compensation based upon the length of service during the year in which the termination occurred under the terms of their CIC agreements. Assuming a target payout for 2021 and a CIC at year-end on December 31, 2021, each of these NEOs would receive, in addition to the amount shown in the table, the amounts set forth in the Grants of Plan-Based Awards Table under the target amounts for non-equity incentive plan awards.

(3)

Under the CIC and severance agreements adopted in 2018, each NEO, except Mr. Brock, is entitled to a cash lump-sum benefit equal to his or her base salary, but only in the event the executive is involuntarily terminated by the company absent cause. Under the terms of the 2018 amendment to Mr. Brock’s employment agreement, Mr. Brock is entitled to a cash lump-sum benefit equal to two times the sum of his base salary and target bonus, but only in the event the executive is involuntarily terminated by the company absent cause.

(4)

Under the terms of the CIC and severance agreements covering our NEOs, all of their outstanding equity awards would vest in the event of a CIC resulting in the NEO’s termination of employment. The accelerated awards shown in this section for Messrs. Brock, Salvatori, Thakkar, Rothka and Ms. Wiegand relate to the RSU awards granted on February 7, 2019 and February 11, 2020, the PSUs granted on February 7, 2019, the PBCs granted on February 11, 2020 and February 9, 2021 and the MSUs granted on February 9, 2021. Awards shown in this section are valued based on the company’s closing stock price of $22.71 on December 31, 2021. Under the current equity award agreements, if the grantee terminates employment on or after attaining age sixty with twenty years or more of service, then the equity vests in full – Mr. Brock is the only NEO who currently meets these requirements.

(5)	Represents the lump-sum payment due each NEO for outplacement services under their CIC agreements assuming a qualifying termination related to a CIC event on December 31, 2021.

(6)

Represents the lump-sum payment due each NEO for the continuation of medical, drug and dental coverage for 18 months under their CIC agreements assuming a qualifying termination without cause absent a CIC or a qualifying termination related to a CIC event on December 31, 2021.

(7)	Represents the supplemental 401(k) contribution due each NEO under their CIC and severance agreements assuming a qualifying termination related to a CIC event on December 31, 2021.

(8)	Represents the benefit due Messrs. Brock and Salvatori under the Supplemental Retirement Plan in the event of a qualifying termination related to a CIC event on December 31, 2021.

(9)	Represents the benefit due each NEO under the terms of the New Restoration Plan in the event of a qualifying termination related to a CIC event on December 31, 2021.

(10)

This calculation is an estimate for proxy disclosure purposes only. Note that actual payment for Ms. Wiegand would be reduced pursuant to the terms of her CIC agreement by the amount shown in the above table under “280G Cutback.” Payments made in connection with an actual CIC may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing equity awards, changes in compensation, reasonable compensation analyses and the value of any covenant not to compete and also including assumed federal and applicable tax rates for each NEO.

46	– 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Understanding Our Change in Control and Employment Termination Tables and Information

Understanding Our Change in Control and Employment Termination Tables and Information

This section provides certain information regarding some of our agreements, plans and programs, which provide for benefits to be paid to our NEOs in connection with employment termination and/or a CIC of the company with respect to each of our NEOs.

RSUs

RSU Awards. For RSU awards issued by CEIX after our separation from our former parent, such awards vest on a pro rata basis only in the event of a termination of employment other than for “cause” as follows:

•	Incapacity Retirement under the CEIX Pension Plan (or “Disability” as defined by the Omnibus Plan);

•	Death;

•	Involuntary termination of NEO’s employment by CEIX absent “cause” (as defined by the Omnibus Plan); or

•	Attainment of age 60 with 20 years of service with CEIX or an affiliate.

In these circumstances, the NEO is entitled to retain a prorated portion of the RSUs based on the ratio of the number of completed months that the NEO worked during the vesting period. Any remaining portion of the award is forfeited. If an NEO is terminated for “cause” or breaches the restrictive covenants relating to confidentiality, non-competition or non-solicitation, all unvested shares covered by the award are immediately forfeited and any vested shares are subject to recoupment by CEIX within one year after CEIX’s discovery of the NEO’s breach of any covenant.

Full vesting of RSU awards will occur in a CIC scenario as described below. If an acquirer assumes the RSU awards, and within two years following the CIC, the NEO terminates employment by reason of death, Disability (as defined in the Omnibus Plan), after reaching age 60 with 20 years of service with CEIX or an affiliate, or if the assuming company terminates the NEO’s employment without cause, the RSUs will vest in full. In the event of a CIC where the RSUs are not assumed, the RSUs will immediately vest and be settled as soon as practicable.

PSUs

PSU Awards. PSUs granted by CEIX vest on a pro rata basis upon a termination of employment other than for “cause” (as defined in the Omnibus Plan) related to:

•	Attainment of age 60 with 20 years of service with CEIX or an affiliate;

•	Death;

•	Disability (as defined in the Omnibus Plan) or;

•	Change in Control (as defined in the Omnibus Plan).

In all cases (other than a CIC), the NEO will be entitled to retain the PSUs and receive payment therefor, only to the extent that the PSUs are earned and payable, as approved by the Compensation Committee after evaluating the company’s actual performance against the performance goals attached to such awards at the end of the performance period. The pro rata portion of the PSUs that vest will be determined by multiplying the number of PSUs earned based on the ratio of the number of completed months that the NEO worked in the performance period against the number of months in the full performance period.

In the event of a CIC, the PSUs will vest on a pro rata basis (as described above) and be deemed earned in an amount equal to the greater of (x) the target performance level, or (y) the level of achievement of the performance goals for the PSUs as determined by the Compensation Committee through the date of the CIC, if determinable.

– 2022 Proxy Statement	47

EXECUTIVE COMPENSATION INFORMATION | Understanding Our Change in Control and Employment Termination Tables and Information

Omnibus Performance Incentive Plan Definitions

The following definitions and provisions are set forth in our Omnibus Plan:

“Cause” is defined, unless otherwise defined in the applicable award agreement, as a determination by the Compensation Committee that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to CEIX, deliberately and repeatedly violated the rules of CEIX or the valid instructions of the Board or an authorized officer of CEIX, made any unauthorized disclosure of any previously undisclosed material secrets or confidential information of CEIX, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to CEIX.

“Change in control” means (unless otherwise provided for in an equity award agreement) the earliest to occur of:

•

any one person (other than the company, trustee or other fiduciary holding securities under an employee benefit plan of the company and any company owned, directly or indirectly, by the stockholders of the company in substantially the same proportions as their ownership of company stock), or more than one person acting as a group, is or becomes the “beneficial owner” of shares that, together with the shares held by that person or group, possess more than 50% of the total fair market value or total voting power of the company’s shares;

•

a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•

the sale of all or substantially all of the company’s assets; provided, however, that in addition to the foregoing, such event must also qualify as a CIC event within the meaning of Treas. Reg. Section 1.409A-3(i)(5)(i) with respect to the company.

“Disability” is defined, unless otherwise defined in the applicable award agreement, as an award recipient’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12-consecutive calendar months), to perform for CEIX or an affiliate of CEIX substantially the same services as he or she performed prior to incurring the incapacity or injury.

Supplemental Retirement Plan (“SERP”)

If a participant’s employment with CEIX or any subsidiary terminates for cause (which is defined in the Supplemental Retirement Plan to include a violation of any non-solicitation, non-competition or non-disclosure provision contained in any agreement entered into by and between a participant and CEIX or any subsidiary), no benefits will be payable under the Supplemental Retirement Plan. Additionally, each participant agrees by participating in the Supplemental Retirement Plan that within 10 days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six months prior to the date of the earliest breach. A forfeiture of Supplemental Retirement Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment. Cause includes a breach by executive of any restrictive covenant agreement with CEIX. Benefits under the Supplemental Retirement Plan will immediately vest upon death or disability of a participant or upon a CIC (as described below).

Further, the participant will be entitled to receive the vested benefits in a lump-sum payment if the participant’s employment is terminated after, or in connection with, a change of control (as defined in the Supplemental Retirement Plan) on account of:

•	an involuntary termination associated with a CIC within the two-year period after the CIC, or

•

a termination by CEIX other than for cause or due to the participant’s death or disability that (A) occurs not more than three months prior to the date on which a CIC occurs or (B) is required by a third-party who initiates a CIC.

The benefit will be calculated as if the participant terminated on the date of the CIC, but the participant will be considered only for purposes of applying the appropriate actuarial reduction to have a minimum age of 55 and a minimum of 20 years of credited service. Additional service credit will also be provided for the term of any payments under a participant’s CIC Agreement, if any, with CEIX. See “Understanding our Pension Benefits Table” beginning on page 43 for more information regarding the Supplemental Retirement Plan.

48	– 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Understanding Our Change in Control and Employment Termination Tables and Information

New Restoration Plan

In the event a participant in the New Restoration Plan terminates employment with CEIX and its subsidiaries in connection with a change in control (CIC) (as defined in the New Restoration Plan), the participant is entitled to a contribution to the New Restoration Plan for the year in which the termination occurs. If such termination occurs prior to September 30 of a calendar year, then such contribution will be based upon the participant’s base salary and target bonus for the year and, if such termination occurs on or after September 30 of a calendar year, such contribution will be based upon the participant’s base salary and actual bonus for the year. Notably, the same contribution treatment applies for participants who incur an involuntary termination of employment due to death, disability, incapacity retirement or reduction in force, and the same compensation treatment for terminations that occur on or after September 30 applies to participants who voluntarily resign from employment. If a participant’s employment terminates on account of “cause” (as defined in the New Restoration Plan), no benefits will be payable under the plan. Cause includes a breach by executive of any restrictive covenant agreement with CEIX. Additionally, each participant agrees by participating in the New Restoration Plan that within 10 days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six months prior to the date of the earliest breach. A forfeiture of New Restoration Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment.

Agreements in Place During 2021 (Change in Control and Non-CIC Severance)

As of December 31, 2021, all of our NEOs were covered by an agreement providing for CIC protection.

2021 Change in Control Agreements for Messrs. Rothka, Salvatori, Thakkar and Ms. Wiegand and Employment Agreement for Mr. Brock, as amended in 2021. During 2018, CEIX entered into severance and CIC agreements with all of our NEOs (except for Mr. Thakkar’s current CIC agreement which became effective on November 4, 2020). In addition, CEIX entered into an individual employment agreement with our CEO and President that includes CIC severance protection, which was amended in 2021.

The agreements for the NEOs (including the CEO employment agreement and its 2021 amendment) provide for both (i) non-CIC cash severance and (ii) CIC cash severance exclusively upon a termination of employment absent “cause,” subject to the following requirements. In the case of a “CIC scenario,” the agreement is “double trigger” and each executive is only entitled to cash severance if, following, or in connection with, a CIC, the executive’s employment is terminated by CEIX absent “cause” or if the executive resigns due to constructive or good reason termination within 90 days prior to the CIC or within two years following the CIC. These agreements (including the CEO employment agreement and its 2021 amendment) do not include any gross up feature arising from the excise tax payable on an excess parachute payment.

Under these agreements, each NEO would be entitled to receive:

•

for each NEO other than Mr. Brock, a lump-sum cash payment equal to the NEO’s base salary in a non-CIC involuntary termination of employment absent “cause”, and for Mr. Brock, a lump-sum cash payment equal to two times (2x) the sum of Mr. Brock’s base salary and target bonus;

•

a lump-sum cash payment equal to a multiple of base salary plus a multiple of annual incentive pay in an involuntary termination of employment or constructive (or good reason) termination related to a CIC absent “cause” (3x for Mr. Brock; 2x for Ms. Wiegand; 2x for Mr. Salvatori; 2x for Mr. Thakkar; and 1.5x for Mr. Rothka);

•	a prorated payment of the executive’s annual incentive compensation for the year in which the termination occurs in both a CIC and non-CIC termination;

•

accelerated vesting of any outstanding long-term incentive compensation upon the second trigger related to a CIC termination event; provided, however, that any outstanding performance-based awards will be settled at the greater of target or actual performance (if ascertainable at the CIC) and prorated for service to the date of the CIC;

•	continued healthcare for 18 months for both a CIC and non-CIC termination absent “cause”;

•	outplacement assistance in the form of a cash payment equal to $25,000 in a CIC termination only;

– 2022 Proxy Statement	49

EXECUTIVE COMPENSATION INFORMATION | Understanding Our Change in Control and Employment Termination Tables and Information

•

a cash payment equal to the total amount the executive would have received under the CONSOL Energy 401(k) plan assuming he or she continued employment for a period of eighteen (18) months in a CIC termination only; and

•

a pension enhancement in the form of a cash payment equivalent to the difference between the present value of the executive’s accrued benefit at his or her actual termination date under CEIX’s qualified defined benefit plan and (if eligible) any plans sponsored by the Company or any of its affiliates providing non-qualified retirement benefits, the present value of the accrued benefit the executive would have received assuming he or she continued employment for 18 months in a CIC termination only.

The agreements also contain confidentiality, non-competition and non-solicitation obligations for each of our NEOs (including the employment agreement for Mr. Brock) pursuant to which NEOs have agreed not to compete with the business for two years, or to solicit customers or employees for one year following a termination of employment.

No payment or benefits are provided under any of these agreements (including the CEO’s employment agreement) unless the NEO executes, and does not revoke, a written release of any and all claims (other than entitlements under the terms of the agreements or which may not be released under applicable law).

For purposes of these agreements, the following definitions apply:

“Cause” is defined as a determination by a majority of the Board of Directors of CEIX that the executive has:

(a)	engaged in gross negligence in the performance of his or her duties;

(b)	been convicted or entered a plea of guilty or nolo contendere to a felony or any misdemeanor involving fraud, theft or embezzlement;

(c)	failed or refused to perform his or her duties and responsibilities with the company (with an opportunity to cure);

(d)	breached a material restrictive covenant relating to non-competition, non-solicitation or confidentiality;

(e)	willfully violated any material provision of the company’s code of conduct; or

(f)	willfully engaged in conduct demonstrably and materially injurious to the company.

“Change in control” generally means:

(a)	an individual, entity or group acquires beneficial ownership of more than 25% of the total fair market value of the common stock of the company or combined voting power of the company;

(b)	the board composition is modified so less than a majority of the board pre-CIC remains in control;

(c)	the consummation of or reorganization, merger or consolidation of the company or other business combination involving the sale of all or substantially all of the assets of the company; or

(d)	a complete liquidation of the company.

“Constructive” or “good reason” termination” means:

(a)	a material adverse change in position or material diminution in duties and responsibilities;

(b)	a material reduction in base salary (excluding generally a reduction applicable to all executive officers); or

(c)	the relocation of the executive’s principal work location that increases his or her commute by 50 or more miles.

The individual employment agreement between Mr. Brock and CEIX provides for a three-year initial term of employment automatically renewed for additional one-year periods unless either party provides advance written notice within 60 days of the end of the term.

50	– 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Human Capital Management

Human Capital Management

We invest in our human capital by providing a wide range of benefits and programs that speak to our commitment to help our employees better manage their physical and financial health, as well as their work/life balance and professional development. Our annual incentive program is designed to reward all Company employees (including our senior management team) for their commitment to our values with respect to a variety of performance factors including safety, sustainability and environmental compliance. We offer a 401(k) plan that matches employee contributions, and permits a discretionary profit-sharing contribution in years where the Company exhibits extraordinary performance. We also offer competitive group health benefits, prescription drug, dental and vision coverage, short and long-term disability, a Health Savings Account (HSA), group accident, critical illness, tuition reimbursement and identity theft coverage. In an effort to encourage employees to invest in their own well-being, we also offer a voluntary wellness program. Finally, we provide opportunities for professional growth and development, and offer affordable benefits and programs that meet the diverse needs of our employees and their families.

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, promulgated by the SEC under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of Mr. Brock, our President and Chief Executive Officer, relative to the annual total compensation of our median employee.

We identified our median employee by using 2021 W-2 wages for U.S. individuals who were employed by CEIX and its affiliates on December 31, 2021, which included all of the company’s 1,575 employees.

We determined total compensation for the median employee in the same manner as the “SEC Total” column shown for Mr. Brock in the Summary Compensation Table on page 37.

Pay elements that were included to determine total annual compensation for the median employee were:

•	Base salary, including overtime, vacation and holiday pay;

•	Annual cash incentive; and

•	401(k) matching contribution.

We determined that the 2021 annual total compensation of our median employee was $129,548 and Mr. Brock’s 2021 annual total compensation was $7,115,513. The ratio of Mr. Brock’s total annual compensation to the median employee’s total annual compensation is 55 to 1. The pay ratio determination is made solely with respect to “Total Compensation” without regard to hours worked or employee duties or responsibilities. Based upon data collected by Mercer, our independent compensation consultant, in 2020 the average ratio of the compensation of the Chief Executive Officer to median employee of 494 of the companies included in the S&P 500 Index was 282 to 1 and among 76 companies that have reported such ratio as of March 2, 2022 with respect to 2021 compensation, the average ratio of Chief Executive Officer to median employee compensation was 367 to 1.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with the pay ratio SEC rules based on our payroll and employment records and the methodology described above.

– 2022 Proxy Statement	51

EXECUTIVE COMPENSATION INFORMATION | Securities Authorized for Issuance Under the CONSOL Energy Inc. Equity Compensation Plan

Securities Authorized for Issuance Under the CONSOL Energy Inc. Equity Compensation Plan

The following table summarizes CEIX’s equity compensation plan information as of December 31, 2021.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders as of December 31, 2021	1,161,234	(1)	—	3,367,709
Equity compensation plans not approved by security holders	—		—	—
Total	1,161,234	(1)	—	3,367,709

(1)

Of this total, 797,613 shares are subject to outstanding RSUs, 177,269 shares are subject to outstanding deferred stock units and 186,352 shares are subject to outstanding PSUs (assuming a target performance level payout for future years).

No options have been granted under the Plan, since it was originally adopted on November 22, 2017, to any current NEO, current executive officer, non-employee director or any associate of such person, nor to any other employee or person.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of CEIX at any time. During the last completed fiscal year, no CEIX executive officer served as a member of the compensation committee or on the board of directors of any company at which a member of CEIX’s Compensation Committee or Board of Directors served as an executive officer.

52	– 2022 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

Board of Directors and Its Committees

Board of Directors

The business and affairs of CEIX are managed under the direction of our Board. Our Board currently consists of six directors. Under our Certificate of Incorporation, beginning with the 2022 annual meeting of stockholders, our board is no longer classified and all directors will be subject to election annually.

We do not have a formal policy regarding directors’ attendance at our annual meetings of stockholders; however, all directors are encouraged to attend. All of CEIX’s directors attended the 2021 Annual Meeting of Stockholders, and all of the directors are expected to attend this year’s Annual Meeting.

Board Leadership Structure

Our Board is currently structured with separate Chair and Chief Executive Officer positions. Our Corporate Governance Guidelines provide that the Board will determine whether to have a joint Chair and Chief Executive Officer or separate these offices as part of the succession planning process when it elects a Chief Executive Officer or at other appropriate times. The Board believes that the most effective leadership structure for our company at this time is to have Mr. Powell serve as independent Chair and Mr. Brock to serve as Chief Executive Officer. The Board believes these separate positions can facilitate Mr. Brock’s focus on the operation of our company and implementation of our strategy and business plans, while ensuring effective oversight and focus by the Board on accountability of management, oversight and corporate governance matters.

Determination of Director Independence

The New York Stock Exchange (NYSE) listing standards require a majority of our directors and each member of our Audit, Compensation and Nominating and Corporate Governance Committees to be independent. In February 2022, our Board evaluated the relevant relationships between each director or director nominee (and his or her immediate family members and affiliates) and CEIX, and affirmatively determined that each of our directors, other than Mr. Brock (who is the President and Chief Executive Officer of CEIX), had no material relationship with CEIX and is “independent” under the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. In February 2022, the Board also determined that each member of the Audit Committee meets the independence standards required for audit committee members under the NYSE listing standards and the SEC rules, and considered the additional factors under the NYSE rules relating to members of the Compensation Committee before determining that each of them is independent.

Membership and Meetings of the Board of Directors and its Committees

In 2021, all of our incumbent directors attended 100% of the meetings held by our Board and all of the six incumbent directors attended 100% of the meetings held by all Board committees on which he or she served.

Committee membership as of March 15, 2022, and the number of meetings held during 2021 by each committee, are shown in the following table:

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health, Safety and Environmental Committee
William P. Powell	Chair	●	●		●
Sophie Bergeron	●			●	Chair
James A. Brock	●				●
John T. Mills	●	Chair	●		●
Joseph P. Platt	●		Chair	●	●
Edwin S. Roberson	●	●		Chair	●
No. of 2021 Meetings	10	7	6	5	6

– 2022 Proxy Statement	53

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Board Skills and Experience

The Nominating and Corporate Governance Committee seeks to cultivate a Board with the appropriate skill sets and diversity of experiences to discharge its responsibilities effectively. Each director possesses a unique background and, in the aggregate, we believe the Board encompasses the skills and experiences deemed important to effectively oversee our business.

The table below summarizes some of the key skills and experiences that the Nominating and Corporate Governance Committee currently believes should be represented on the Board, as well as the number of directors who possess each skill.

54	– 2022 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Board’s Role in Risk Management

THE BOARD

•  Assesses major risks facing CEIX and reviews options for risk mitigation with the assistance of the various committees; and

•  Monitors risks that have been delegated to a particular committee through reports provided by the respective committee chairs at each regularly-scheduled Board meeting.

Audit Committee

•  Assists the Board in its general oversight of, among other things, CEIX’s policies related to risk assessment and risk management and information technology security and risks;

•  Reviews and assesses the quality and integrity of our financial statements and public reporting, as well as compliance with legal and regulatory requirements; and

•  Reviews the performance and independence of our independent auditors and the performance of our internal audit function.

Nominating and Corporate Governance Committee

•  Oversees review of governance-related risks of CEIX;

•  Addresses governance associated with our Board structure by reviewing, among other matters, how the Board and the committees of the Board function; and

•  Ensures that our Board is composed of capable individuals who provide appropriate oversight and insight to our executive management team in light of CEIX’s business.

Health, Safety and Environmental Committee

•  Oversees CEIX’s monitoring and enforcement of its policies to protect the health and safety of employees, contractors, customers, the public and the environment, and reviews with management the quality of procedures for identifying, assessing, monitoring and managing the principal risks in CEIX’s business associated with health, safety, protection of the environment and security matters; and

•  Reviews material compliance issues with health, safety and environmental laws, and material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety, environmental or security matters and management’s response to the foregoing.

Compensation Committee

•  Reviews and comments on our succession planning; and

•  Oversees risk assessment in connection with our compensation programs, including assessing whether our compensation policies and practices may incentivize excessive risk-taking.

MANAGEMENT

•  Responsible for the management and assessment of risk at CEIX and its subsidiaries;

•  Identifies, communicates and discusses the risks affecting CEIX, its subsidiaries and our business through regular presentations to the Board and appropriate committees (as determined by the subject matter of the particular risk); and

•  In 2021, performed a comprehensive risk analysis of the material risks that could affect CEIX and communicated those results to the full Board.

– 2022 Proxy Statement	55

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Committees of the Board of Directors

Our Board has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Health, Safety and Environmental. Our committees regularly make recommendations and report on their activities to the entire Board. All members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the current listing standards of the NYSE and other applicable regulatory requirements, as described above under “Determination of Director Independence”. Our Board, considering the recommendations of our Nominating and Corporate Governance Committee, reviews committee membership at least annually. The responsibilities of each of the four committees are summarized below.

Audit Committee Three Independent Director Members

•  Assists our Board in its oversight of, among other things, the integrity of CEIX’s financial statements, CEIX’s compliance with legal and regulatory requirements, CEIX’s risk management policies and practices, and CEIX’s information technology security and risks;

•  Oversees the appointment, compensation, and retention of CEIX’s independent auditor, and oversees the work done by CEIX’s independent auditor and any other registered public accounting firm hired to perform audit-related functions;

•  Reviews and discusses with CEIX’s management and its independent auditor annual and quarterly financial statements, including those disclosures that appear under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in CEIX’s Form 10-Ks and Form 10-Qs;

•  Provides general oversight over the accounting principles employed in CEIX’s financial reporting and the effectiveness of CEIX’s internal controls over financial reporting;

•  Prepares any required Audit Committee Report; and

•  Oversees CEIX’s internal audit function.

Our Audit Committee was established pursuant to Section 3(a)(58)(A) of the Exchange Act. Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the NYSE. Our Board has also determined that each of the members of the Audit Committee qualify as an “audit committee financial expert.” A copy of the Audit Committee’s report for the 2021 fiscal year is included in this Proxy Statement.

Compensation Committee Three Independent Director Members

•  Establishes and reviews CEIX’s compensation philosophies, policies, plans and programs, consistent with CEIX’s objectives and stockholder interests, for our non-employee directors and executive officers;

•  Reviews executive officer compensation against peer group benchmark data and sets compensation levels for executive officers;

•  Reviews the performance of our executive officers and awards incentive compensation;

•  Reviews and discusses with management the Compensation Discussion and Analysis required to be included in our proxy statement;

•  Oversees CEIX’s policies on structuring compensation programs for executive officers;

•  Reviews and monitors our management development and succession plans and activities;

•  Engages and oversees the outside compensation consultant;

•  Reviews and oversees the risk assessment related to CEIX’s compensation programs; and

•  Prepares the Compensation Committee Report for full Board review.

56	– 2022 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Our Compensation Committee’s charter generally permits it to delegate its authority, duties and responsibilities or functions to one or more members of the Compensation Committee or to CEIX’s officers, except where otherwise prohibited by law or applicable listing standards. The terms of our Omnibus Performance Incentive Plan (the “Omnibus Plan”) also permit our Compensation Committee to delegate any power and authority granted to it by the Board under the Omnibus Plan to our officers.

Our Compensation Committee periodically reviews the compensation paid to our non-employee directors and the principles upon which their compensation is determined. The Compensation Committee also periodically reports to the Board on how our non-employee director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

For additional information regarding the Compensation Committee’s processes and procedures for reviewing and determining executive officer compensation, see page 28 of the “Compensation Discussion and Analysis” section.

Nominating and Corporate Governance Committee Three Independent Director Members

•  Identifies qualified individuals for nomination, election or appointment to the Board;

•  Ensures appropriate Board and committee composition, and recommends appropriate Board structure and operations;

•  Oversees and assesses CEIX’s corporate governance system, including the responsibilities of Board members and committees, and related policies and procedures;

•  Oversees annual evaluation of the Board, committees and management;

•  Recommends each director nominee to our Board for nomination for election at the annual meetings, taking into account candidates whose names are submitted by stockholders; and

•  Annually reviews CEIX’s Corporate Governance Guidelines.

Director Nomination Process. The Nominating and Corporate Governance Committee annually reviews and assesses the Board’s membership needs, with the assistance of a consultant when appropriate. When assessing Board composition or identifying suitable candidates for appointment or re-election to the Board, the Nominating and Corporate Governance Committee will consider candidates based on the needs of the Board at the time, having due regard to the benefits of diversity. The Nominating and Corporate Governance Committee seeks to maintain a Board that is comprised of individuals who possess the following skills, experience and/or attributes:

•	general industry knowledge;

•	accounting and finance;

•	ability to make sound business decisions;

•	management;

•	leadership;

•	knowledge of international markets;

•	business strategy;

•	crisis management;

•	innovation;

•	environmental, social and corporate governance concerns;

•	prior board experience;

– 2022 Proxy Statement	57

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

•	diversity; and

•	risk management.

The Nominating and Corporate Governance Committee seeks to identify director candidates with leadership experience in positions with a high degree of responsibility. Director nominees are expected to be selected based upon contributions that they can make to CEIX.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, although a formal policy has not been adopted with respect to consideration of such candidates because stockholder recommendations may be submitted and considered by the Nominating and Corporate Governance Committee under its charter. Director candidates recommended by stockholders will be evaluated by the Nominating and Corporate Governance Committee using the same criteria as candidates identified by the Board or the Nominating and Corporate Governance Committee for consideration. Stockholders may submit names of director candidates to Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317 (or 275 Technology Drive, Canonsburg, Pennsylvania 15317 if such correspondence is sent after March 31, 2022). See “Additional Matters” on page 65 for more information on making director nominations.

Board Diversity and Inclusion. The Board has adopted a policy regarding the diversity of its members, which is included in our Corporate Governance Guidelines. CEIX believes in diversity and values the benefits diversity can bring to its Board and to the Company. For the purposes of Board composition, diversity includes, but is not limited to, business experience, geography, age, gender and ethnicity. Board diversity promotes the inclusion of different perspectives and ideas, and ensures that the Company has the opportunity to benefit from all available talent. The promotion of a diverse Board makes prudent business sense and makes for better corporate governance.

CEIX seeks to maintain a Board comprised of talented and dedicated directors with a diverse mix of expertise, experience, skills and background. The skills and backgrounds collectively represented on the Board should reflect the diverse nature of the business environment in which CEIX operates. CEIX will periodically assess the composition of the Board in light of the needs of the Board at the time, including the extent to which the current composition of the Board reflects a diverse mix of knowledge, experience, skills and backgrounds.

CEIX is committed to a Board composition that promotes a diverse and inclusive culture, that solicits multiple perspectives and views, and which is free of conscious or unconscious bias and discrimination.

Process for Board Assessment and Future Candidates. Set forth below is a summary of the process the Nominating and Corporate Governance Committee and Board intend to use in reviewing Board needs and future candidates.

58	– 2022 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Health, Safety and Environmental Committee Six Director Members (Five Independent)

•  Oversees CEIX’s monitoring and enforcement of its policies to protect the health and safety of employees, contractors, customers, the public and the environment;

•  Reviews CEIX’s strategy, including objectives and policies, relative to the protection of the safety and health of employees, contractors, customers, the public and the environment;

•  Reviews material compliance issues or pending or threatened proceedings regarding health, safety or environmental matters, and management’s response to the same;

•  Reviews any significant health, safety and environmental public policy and legislative, political and social issues and trends, including but not limited to environmental, social and governance initiatives such as Bettercoal;

•  Reviews CEIX’s sustainability report on an annual basis and assists management in the formulation and oversight of policies and procedures designed to foster the sustainable development of the company; and

•  Reviews CEIX’s policies and procedures relative to potential employee strikes and/or terrorist activity and the protection of CEIX’s assets against damage, destruction and/or theft.

Corporate Governance Web Page and Available Documents

We maintain a corporate governance page on our website at www.consolenergy.com. The following documents are currently included on the corporate governance page of our website:

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics which applies to all employees, officers, service providers, contractors and directors of the Company;

•	Related Person Transaction Policy and Procedures;

•	Charters of the Audit, Nominating and Corporate Governance, Compensation, and Health, Safety and Environmental Committees;

•	Related Person Transaction Policy; and

•	Human Rights Policy.

These documents address important principles and corporate governance processes. In addition, we anticipate that our annual Corporate Sustainability Report will be posted on our website in May 2022.

We will provide a printed copy of any of these documents free of charge upon request to stockholders who contact our Investor Relations department in writing at CONSOL Energy Inc., 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317 (or 275 Technology Drive, Canonsburg, Pennsylvania 15317 if such correspondence is sent after March 31, 2022).

Communication with the Board of Directors

Stockholders and other interested persons who wish to communicate with the Board may do so by writing to the Board at Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317 (or 275 Technology Drive, Canonsburg, Pennsylvania 15317 if such correspondence is sent after March 31, 2022), or by sending an e-mail to directors@consolenergy.com. The Secretary will relay all such communications to the Board in its entirety or to individual directors (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary) except for spam, junk mail, mass mailings, solicitations, résumés, job inquiries or other matters unrelated to CEIX. Communications that are intended specifically for the independent directors should be marked “Confidential” and sent to the street address noted above, to the attention of the Independent Directors in care of the Chair of the Board. Information concerning how to communicate with the Board is also included on CEIX’s website at www.consolenergy.com.

– 2022 Proxy Statement	59

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Director Compensation Table—2021

Director Compensation Table—2021

The following table sets forth the compensation elements of our non-employee directors for the 2021 fiscal year:

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3), (7)	All Other Compensation	Total
Sophie Bergeron(4)	$130,000	$150,000	$0	$280,000
John T. Mills	$150,000	$150,000	$0	$300,000
Joseph P. Platt	$140,000	$150,000	$0	$290,000
William P. Powell(5)	$207,500	$300,000	$0	$507,500
Edwin S. Roberson(6)	$137,500	$150,000	$0	$287,500

(1)

While Mr. Brock, our President and Chief Executive Officer, is a member of our Board, his name does not appear in this table and his compensation is reported in the Summary Compensation Table and other sections of the Proxy Statement. In 2021, he did not receive any additional compensation in connection with his service on our Board.

(2)

Amounts shown in this column represent the cash retainer to each of our non-employee directors (including additional Committee Chair, Board Chair and Audit Committee member retainers). During 2021, Mr. Mills served as the Chair of our Audit Committee and was a member of our Compensation Committee and Health Safety and Environmental Committee; Mr. Platt served as the Chair of our Compensation Committee and was a member of our Nominating and Corporate Governance Committee and Health, Safety and Environmental Committee; Mr. Powell served as the Chair of our Board and was a member of our Audit Committee, Compensation Committee and Health, Safety and Environmental Committee; Mr. Roberson served as the Chair of our Nominating and Corporate Governance Committee and was a member of our Audit Committee and Health, Safety and Environmental Committee; Ms. Bergeron served as the Chair of our Health, Safety and Environmental Committee and was a member of our Nominating and Corporate Governance Committee.

(3)

This includes the value of the 2021 annual restricted stock unit (“RSU”) award made to each of our non-employee directors on May 4, 2021. These amounts represent the aggregate grant date fair value of stock units granted in 2021 to non-employee directors computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value is computed based upon the closing price per share of CEIX stock on the date of grant. A discussion of the relevant assumptions made in the valuation of these stock awards is provided in Notes 1 and 18 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(4)	Ms. Bergeron elected to defer receipt of her RSU award for the 2021-2022 year, covering 14,177 RSUs, until her termination of service with the Board.

(5)	Mr. Powell elected to defer receipt of his RSU award for the 2021-2022 year, covering 28,355 RSUs, until his termination of service with the Board.

(6)

Mr. Roberson elected to defer receipt of his RSU award for the 2021-2022 year, covering 14,177 RSUs, until the second anniversary of the date of his termination of service with the Board. Mr. Roberson also elected to receive deferred stock units in lieu of 50% of his cash retainer (5,671 units) for the 2021-2022 Board year until the second anniversary of the date of his termination of service with the Board.

(7)	The outstanding equity awards held by our non-employee directors on December 31, 2021, are set forth below:

Name	No. of Shares or Units of Stock That Have not Vested
Sophie Bergeron	14,177
John T. Mills	14,177
Joseph P. Platt	14,177
William P. Powell	28,355
Edwin S. Roberson	14,177

60	– 2022 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Understanding Our Director Compensation Table

Understanding Our Director Compensation Table

Each non-employee director is entitled to receive an annual equity award in the form of RSUs valued at $150,000 (other than the Board Chair whose RSUs are valued at $300,000) as of the close of business on the date of the grant, which in 2021 was May 4, 2021. The RSU awards vest on the first anniversary of the grant date. Each non-employee director is also entitled to receive a cash Board Retainer, and if he or she serves as a Committee Chair, an Audit Committee member or the Board Chair, an additional cash retainer for his or her services as follows:

Element of Compensation	Dollar Value of Board Compensation
Chair Retainer	$200,000	(1)
Board Retainer	$120,000
Committee Chair Retainer (other than Audit & Compensation)	$10,000
Audit Committee Chair	$30,000
Compensation Committee Chair	$20,000
Audit Committee Member	$7,500

(1)	This value includes both the annual cash retainer of $120,000 and the additional $80,000 retainer paid to the Chair.

During 2021, the Compensation Committee of the Board reviewed with its independent compensation consultant the current director compensation program and concluded that (1) the mix of cash and equity compensation continues to be appropriate and consistent with broadly observed market practices, (2) the compensation levels are reasonable and in line with peer practices given the small size of the Board, and (3) the aggregate board compensation (reflecting the “total cost of governance”) is reasonably positioned as compared to the Company’s peer group members. The basic non-employee director compensation elements remain unchanged from 2017.

Deferred Compensation Plan for Non-Employee Directors

Our Non-Employee Director Deferred Compensation Plan authorizes our non-employee directors to defer all or a portion of their annual cash and/or stock compensation, effective with respect to deferrals of compensation during the calendar year. Participation in the plan is voluntary and at the election of each individual director. Amounts deferred under the plan (whether cash or equity–based) are payable in the form of deferred stock units and are generally settled within thirty days of the director’s termination of service, but in no event later than the fifth anniversary of such termination date. The plan is an unfunded and unsecured liability of CEIX and any benefits paid to our non-employee directors will be paid from CEIX’s general assets.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to align the interest of our non-employee directors with those of our stockholders. The guidelines require each of our non-employee directors to hold CEIX common stock with a value equal to five times their annual cash retainer based on the closing price of our common stock on a particular date, or five times the director’s annual cash retainer divided by $20.00. Each director is required to meet the guidelines on or before the fifth anniversary of becoming a Board member. Shares counted towards the guidelines include: shares owned outright by the director or his or her immediate family members residing in the same household; shares held in trust for the benefit of the director or his or her immediate family members residing in the same household; vested shares of restricted stock; vested deferred stock units, restricted stock units or performance share units that may only be settled in shares; and unvested shares of restricted stock, deferred stock units, restricted stock units or performance share units, in each case whose vesting is time-based rather than performance-based.

– 2022 Proxy Statement	61

BENEFICIAL OWNERSHIP OF SECURITIES

The following tables set forth information with respect to the beneficial ownership of CEIX’s common stock, as of March 4, 2022, by:

•	beneficial owners of more than 5% of CEIX’s common stock based upon information filed with the SEC; and

•	each director and each nominee for director, each named executive officer and all directors and executive officers of CEIX as a group.

Amounts shown below include options that are currently exercisable or that may become exercisable within 60 days of March 4, 2022 (i.e., May 3, 2022) and the shares underlying RSUs and deferred stock units that may be settled for common stock on or before May 3, 2022. Unless otherwise indicated, the named person has the sole voting and dispositive power with respect to the shares of CEIX common stock set forth opposite such person’s name. Fractional shares have been rounded to the nearest whole share for the purposes of the tables below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
azValor Asset Management, SGIIC, SA(2) Paseo de la Castellana 110 28046, Spain	3,213,566	9.23%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	5,209,727	14.96%
Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	1,854,660	5.33%
Greenlight Capital, Inc.(5) 140 East 45th Street, 24th Floor New York, New York 10017	1,877,021	5.39%
State Street Corporation(6) State Street Financial Center One Lincoln Street Boston, MA 02111	2,818,110	8.09%
The Vanguard Group(7) 100 Vanguard Boulevard Malvern, PA 19355	1,916,989	5.51%

Name	CONSOL Energy Inc. Shares Beneficially Owned	Percent of Class(1)
Sophie Bergeron(8)	25,789	*
James A. Brock	392,072	1.13%
John T. Mills(9)	72,497	*
Joseph P. Platt	38,775	*
William P. Powell(10)	90,915	*
Edwin S. Roberson(11)	57,488	*
John M. Rothka	12,442	*
Kurt R. Salvatori	21,321	*
Miteshkumar B. Thakkar	11,922	*
Martha A. Wiegand	44,284	*
All current directors and current executive officers as a group (total of 10)	767,505	2.20%

*	Indicates less than 1% ownership.

(1)	As of March 4, 2022, there were 34,813,754 shares of CEIX common stock outstanding.

(2)

azValor Asset Management, SGIIC, SA has sole voting and dispositive power with respect to 3,213,566 shares. This information is based solely on the reporting person’s most recent Schedule 13G filed with the SEC on October 12, 2021, as updated for shares outstanding as of March 4, 2022.

62	– 2022 Proxy Statement

BENEFICIAL OWNERSHIP OF SECURITIES

(3)

BlackRock, Inc. has sole voting power with respect to 5,167,588 shares and sole dispositive power with respect to 5,209,727 shares. BlackRock, Inc. filed its Schedule 13G/A reporting its ownership of the Company’s common stock on behalf of the following subsidiaries: BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC. BlackRock, Inc. also reports that (i) iShares Core S&P Small-Cap ETF has the right to receive or the power to direct to the receipt of dividends from, or the proceeds from the sale of our common stock and has an interest in our common stock of more than five percent of our total outstanding common stock and (ii) BlackRock Fund Advisors beneficially owns greater than 5% of CEIX’s common stock. This information is based solely on the reporting person’s most recent Schedule 13G/A filed with the SEC on January 27, 2022, as updated for shares outstanding as of March 4, 2022.

(4)

Dimensional Fund Advisors LP has sole voting power with respect to 1,832,240 shares and sole dispositive power with respect to 1,854,660 shares. This information is based solely on the reporting person’s most recent Schedule 13G filed with the SEC on February 8, 2022, as updated for shares outstanding as of March 4, 2022.

(5)

According to a Schedule 13G/A filed with the SEC on February 14, 2022 by Greenlight Capital, Inc. (“Greenlight”), DME Advisors GP, LLC (“DME GP”), DME Advisors, LP, DME Capital Management, LP and David Eninorn: (i) Greenlight has shared voting and dispositive power over 983,318 shares, (ii) DME GP has shared voting and dispositive power over 893,703 shares, (iii) DME Capital Management, LP has shared voting and dispositive power over 606,717 shares, (iv) DME Advisors, LP has shared voting and dispositive power over 286,986 shares, and (v) David Einhorn has shared voting and dispositive power over 1,877,021 shares. This information is based solely upon the reporting person’s most recent Schedule 13G/A filed with the SEC on February 14, 2022, as updated for shares outstanding as of March 4, 2022.

(6)

State Street Corporation has shared voting power with respect to 2,798,013 shares and shared dispositive power with respect to 2,818,110 shares. State Street Corporation filed its Schedule 13G/A reporting its ownership of the Company’s common stock on behalf of the following subsidiaries: SSgA Funds Management, Inc.; State Street Global Advisors Limited; State Street Global Advisors Europe Limited; and State Street Global Advisors Trust Company. SSgA Funds Management, Inc. has shared voting power with respect to 2,239,958 shares and shared dispositive power with respect to 2,249,733 shares. This information is based solely on the reporting person’s most recent Schedule 13G/A filed with the SEC on February 11, 2022, as updated for shares outstanding as of March 4, 2022.

(7)

The Vanguard Group has shared voting power with respect to 47,353 shares, sole dispositive power with respect to 1,852,586 shares and shared dispositive power with respect to 64,403 shares. This information is based solely on the reporting person’s most recent Schedule 13G filed with the SEC on February 9, 2022, as updated for shares outstanding as of March 4, 2022.

(8)	Includes 25,789 vested RSUs for which Ms. Bergeron has elected to defer delivery.

(9)	Includes 46,808 vested RSUs for which Mr. Mills has elected to defer delivery.

(10)	Includes 84,496 vested RSUs for which Mr. Powell has elected to defer delivery.

(11)	Includes 25,047 vested RSUs for which Mr. Roberson has elected to defer delivery.

– 2022 Proxy Statement	63

RELATED PERSON TRANSACTION POLICY AND PROCEDURES AND RELATED PERSON TRANSACTIONS

Our Board adopted a written Related Person Transaction Policy and Procedures providing for the review and approval or ratification of related person transactions with directors, nominees for director and executive officers and certain of their family members (the “related persons”). A copy of the policy is available on our website at www.consolenergy.com.

Under the policy, prior to entering into a potential related person transaction (which generally is a transaction in excess of $120,000 involving CEIX and a related person), the director, director nominee or executive officer must notify our Chief Financial Officer and General Counsel of the material facts regarding the transaction. If our Chief Financial Officer and General Counsel determine that the proposed transaction is in fact a related person transaction, the details of the transaction are presented to our Audit Committee (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the Chair of the Audit Committee) for approval. The Audit Committee or its Chair, as applicable, will consider all relevant facts and circumstances available, including the terms of the transaction and terms that would be available to unrelated parties, the benefits to the company, and, if the transaction involves an independent director, any impact the transaction would have on such director’s independence. The Audit Committee or its Chair, as applicable, will also inform our Nominating and Corporate Governance Committee of any related person transactions involving directors or nominees. Since the SEC’s related person rules also apply to directors’ and executive officers’ family members, as well as entities in which they may be deemed to have an indirect material interest, it is possible that related person transactions could occur without a director or executive officer being aware of them and seeking approval in accordance with the policy. When we become aware of a related person transaction that has not been previously approved, the policy provides that the details of the transaction will be presented to our Audit Committee or its Chair, as applicable, for ratification or other action. Our Audit Committee also reviews, on an annual basis, ongoing related person transactions having a remaining term of more than six months or that are in excess of $120,000. We also require that officers and directors complete annual director and officer questionnaires and adhere to written codes of business conduct and ethics regarding various topics, including conflicts of interest, the receipt of gifts, service in outside organizations, political activity and corporate opportunities. Officers and directors must certify compliance with these codes in writing each year.

No reportable transactions existed during 2021 and there are currently no such proposed transactions.

64	– 2022 Proxy Statement

ADDITIONAL MATTERS

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

Any proposal submitted by a stockholder for inclusion in the proxy statement and form of proxy for the 2023 annual meeting must (a) conform to the requirements of Rule 14a-8 promulgated under the Exchange Act and (b) be received by the Secretary of CEIX at our principal executive office no later than November 17, 2022. Any such proposal should be addressed to Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317 or, if such proposal is sent after March 31, 2022, 275 Technology Drive, Canonsburg, Pennsylvania 15317. Please see additional information below regarding the content of proposals.

CEIX’s bylaws require that all stockholder matters to be submitted for consideration at the 2023 annual meeting, but not included in CEIX’s proxy statement, including any stockholder proposal not submitted under Rule 14a-8 or any director nomination, be received by the Secretary of CEIX by written notice no later than the close of business on January 26, 2023, and no earlier than the close of business on December 27, 2022, together with certain information specified in the bylaws.

If the date of the 2023 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2022 Annual Meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by CEIX.

General Information Regarding the Requirements for Stockholder Nominations of Directors

Any stockholder desiring to nominate an individual for election as a director of CEIX must follow the process described above and submit to the Secretary the information required by Sections 2.9 and 2.10 of the bylaws (a copy of which will be provided to any stockholder upon written request to the Secretary), including, but not limited to, (i) the proposing person’s notice, (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made, and (iii) a written representation and agreement of the nominee in the form provided by the Secretary upon written request.

In addition, CEIX may require the stockholder to provide such further information as it may reasonably request.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address and the same last name by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. CEIX and some brokers household proxy materials, delivering a single copy of the Internet Notice (or proxy statement and annual report) to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or CEIX that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or CEIX if holding registered shares. CEIX will deliver promptly upon written or oral request a separate copy of the Internet Notice (or annual report or proxy statement), as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. To request householding, stockholders should notify their broker or CEIX. Requests to CEIX should be addressed to the Investor Relations department of CONSOL Energy Inc., 1000 CONSOL Energy Drive, Suite 100, Canonsburg,

– 2022 Proxy Statement	65

ADDITIONAL MATTERS

Pennsylvania 15317 (or 275 Technology Drive, Canonsburg, Pennsylvania 15317 if such request is sent after March 31, 2022), or may be made by calling CEIX at (724) 416-8300:

•	to receive a separate copy of the Internet Notice (or the annual report and proxy statement) for this meeting;

•	to receive separate copies of those materials for future meetings; or

•	if stockholders sharing an address wish to request delivery of a single copy of the Internet Notice (or annual report and proxy statement) if now receiving multiple copies of such materials.

Other

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By the Order of the Board of

Directors of CONSOL Energy Inc.

66	– 2022 Proxy Statement

APPENDIX A

Reconciliation of Non-GAAP Measures

Our management team uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability, and include financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). The metrics include: (i) coal production, sales volumes and average revenue per ton sold; (ii) average cash margin per ton sold, an operating ratio derived from non-GAAP financial measures, (iii) free cash flow, a non-GAAP financial measure, (iv) Adjusted EBITDA, a non-GAAP financial measure, (v) ICP Free Cash Flow and ICP Free Cash Flow per share, non-GAAP financial measures, (vi) Unit Cost per Ton, a non-GAAP financial measure, (vii) cost of coal sold, a non-GAAP financial measure, (viii) Cash Cost of Coal Sold, a non-GAAP financial measure, (ix) Debt Level, a non-GAAP financial measure, (x) Net Debt Level, a non-GAAP financial measure, and (xi) PSU Free Cash Flow, a non-GAAP financial measure.

We believe cost of coal sold, cash cost of coal sold, average cash margin per ton sold, free cash flow, ICP free cash flow, ICP free cash flow per share, unit cost per ton, PSU free cash flow, and Adjusted EBITDA are useful measures of our operating performance because they normalize the volatility contained within comparable GAAP measures by adjusting certain non-operating or non-cash transactions. We believe that Adjusted EBITDA provides a helpful measure of comparing our operating performance with the performance of other companies that have different financing, capital structures and tax rates than ours. Each of these non-GAAP metrics are used as supplemental financial measures by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to the operating performance of other companies in the coal industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow;

•	our ability to incur and service debt and fund capital expenditures;

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities; and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

In addition, management believes that the non-GAAP measure of free cash flow is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CEIX’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow as defined in our compensation program differs slightly from the measure of free cash flow disclosed in our quarterly earnings releases and that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Additionally, management believes that the non-GAAP measure of Debt Level and net Debt Level is meaningful to investors because management reviews our cash and cash equivalents and our long-term debt obligation since these are important measures to monitor leverage and evaluate the balance sheet.

Non-GAAP financial measures should not be considered an alternative to total coal revenue, total costs and expenses, net income, operating cash flow, or any other measure of financial performance or liquidity presented in accordance with GAAP. These measures exclude some, but not all, items that affect net income or net cash, and these measures and the way we calculate them may vary from those of other companies. As a result, the items presented below may not be comparable to similarly titled measures of other companies.

– 2022 Proxy Statement	A-1

APPENDIX A

This Proxy Statement contains references to certain non-GAAP measures, including in the CD&A section discussing the targets under the 2021 STIC program. The non-GAAP measures discussed in this Proxy Statement and their definitions are provided below.

•

Average Cash Margin Per Ton Sold. We define average cash margin per ton sold as average coal revenue per ton sold, net of average cash cost of coal sold per ton from the Pennsylvania Mining Complex. The GAAP measure most directly comparable to average cash margin per ton sold is total coal revenue. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sold. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. We exclude from the definition of cost of coal sold any indirect costs such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. The GAAP measure most directly comparable to cost of coal sold and cash cost of coal sold is total costs and expenses.

•

Free Cash Flow. We define free cash flow as net cash provided by operating activities plus proceeds from sales of assets less capital expenditures. The GAAP measure most directly comparable to free cash flow is net cash provided by operating activities.

•

Adjusted EBITDA. Adjusted EBITDA is defined as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation and unrealized gains or losses on commodity derivative instruments. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss).

•

Unit Cost per Ton. Unit Cost per Ton is defined as the cost of coal sold including idle costs incurred associated with the COVID-19 pandemic less depreciation, depletion and amortization costs related to the Pennsylvania Mining Operation assets divided by the total tons of coal sold from the Pennsylvania Mining Operation assets. These costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to Unit Cost per Ton is total costs and expenses.

•

ICP Free Cash Flow. ICP Free Cash Flow means Incentive Compensation Plan (“ICP”) Free Cash Flow, which is Adjusted EBITDA less capital expenditures less interest expense plus proceeds of non-EBITDA producing asset sales less the financial accounting impact of non-EBITDA producing asset sales. The GAAP measure most directly comparable to ICP Free Cash Flow is net income (loss).

•

ICP Free Cash Flow per Share. We define ICP Free Cash Flow per Share as ICP Free Cash Flow divided by the number of shares of the Company’s common stock outstanding as of the end of the applicable fiscal year. The GAAP measure most directly comparable to ICP Free Cash Flow per Share is net income (loss).

•

PSU Free Cash Flow. PSU Free Cash Flow is defined as net cash provided by operating activities plus proceeds from sales of assets, less organic capital expenditures and distributions to non-controlling interests. The GAAP measure most directly comparable to PSU Free Cash Flow is net cash provided by operating activities.

•

Cost of Coal Sold and Cash Cost of Coal Sold. Cost of Coal Sold is defined as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The Cost of Coal Sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of Coal Sold excludes any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The Cash Cost of Coal Sold includes Cost of Coal Sold less depreciation, depletion and amortization costs on production assets. The GAAP measure most directly comparable to Cost of Coal Sold and Cash Cost of Coal Sold is total costs and expenses.

A-2	– 2022 Proxy Statement

APPENDIX A

•

Debt Level. Debt Level is defined as the annual debt levels during each year of the applicable performance period, less restricted cash related to the undrawn portion of the Pennsylvania Economic Development Financing Authority bonds. The GAAP measure most directly comparable to Debt Level is Total Long-Term Debt.

•

Net Debt Level. Net Debt Level is defined as the annual debt levels during each year of the applicable performance period, less all restricted cash and all unrestricted cash and cash equivalents. The GAAP measure most directly comparable to Net Debt Level is Total Long-Term Debt.

The reconciliation of each these non-GAAP measures to its closest GAAP measure follows immediately below.

AVERAGE CASH MARGIN PER TON SOLD

The following table presents a reconciliation of average cash margin per ton sold to total coal revenue from our Pennsylvania Mining Complex, the most directly comparable GAAP financial measure, for each of the periods indicated (in thousands, except per ton information).

	Years Ended December 31,
	2021	2020
Total Coal Revenue (PAMC Segment)	$1,085,080	$771,363
Operating and Other Costs	743,340	667,595
Less: Other Costs (Non-Production)	(74,528)	(124,739)

Total Cash Cost of Coal Sold	668,812	542,856
Add: Depreciation, Depletion and Amortization	224,583	210,760
Less: Depreciation, Depletion and Amortization (Non-Production)	(29,355)	(39,668)

Total Cost of Coal Sold	$864,040	$713,948

Total Tons Sold	23,720	18,672
Average Revenue per Ton Sold	$45.75	$41.31
Average Cash Cost of Coal Sold per Ton	28.25	29.12
Depreciation, Depletion and Amortization Costs per Ton Sold	8.18	9.12

Average Cost of Coal Sold per Ton	36.43	38.24

Average Margin per Ton Sold	9.32	3.07
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	8.18	9.12

Average Cash Margin Per Ton Sold	$17.50	$12.19

– 2022 Proxy Statement	A-3

APPENDIX A

COST OF COAL SOLD, CASH COST OF COAL SOLD AND UNIT COSTS PER TON

The following table presents a reconciliation of cash cost of coal sold and average unit cost per ton to total costs and expenses, the most directly comparable GAAP financial measure, for each of the periods indicated (in thousands, except per ton information).

	Years Ended December 31,
	2021	2020
Total Costs and Expenses	$1,223,540	$1,030,885
Less: Freight Expense	(103,819)	(39,990)
Less: Selling, General and Administrative Costs	(89,113)	(72,706)
Less: Gain on Debt Extinguishment	657	21,352
Less: Interest Expense, Net	(63,342)	(61,186)
Less: Other Costs (Non-Production)	(74,528)	(124,739)
Less: Depreciation, Depletion and Amortization (Non-Production)	(29,355)	(39,668)

Cost of Coal Sold	$864,040	$713,948
Less: Depreciation, Depletion and Amortization (Production)	(195,228)	(171,092)
Cash Cost of Coal Sold	$668,812	$542,856
Plus: Idle Mine Costs	—	35,873

Total Unit Costs	$668,812	$578,729

Total Tons Sold	23,720	18,672
Average Cost of Coal Sold per Ton	$36.43	$38.24
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	(8.18)	(9.12)
Average Cash Cost of Coal Sold per Ton	$28.25	$29.12
Plus: Idle Mine Costs per Ton	—	1.93

Average Unit Cost per Ton	$28.25	$31.05

FREE CASH FLOW & PSU FREE CASH FLOW

The following table presents a reconciliation of free cash flow and PSU free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, on a historical basis for the period indicated (in thousands).

	Year Ended December 31, 2021	Year Ended December 31, 2020

Net Cash Provided by Operating Activities	$305,569	$129,331

Capital Expenditures	(132,752)	(86,004)

Proceeds from non-EBITDA Producing Asset Sales	13,572	9,899

Free Cash Flow	$186,389	$53,226

Inorganic Capital Expenditures	25,959	10,445

PSU Free Cash Flow	$212,348	$63,671

A-4	– 2022 Proxy Statement

APPENDIX A

ADJUSTED EBITDA AND ICP FREE CASH FLOW

The following tables present a reconciliation of Adjusted EBITDA (including Adjusted EBITDA attributable to the CMT segment) and ICP Free Cash Flow to net income (loss), the most directly comparable GAAP financial measure, on a historical basis for the period indicated (in thousands, except per share amounts).

	Year Ended December 31, 2021
	PA Mining Complex	CONSOL Marine Terminal (CMT)	Other	Total Company
Net Income (Loss)	$94,161	$32,251	$(92,302)	$34,110
Add: Income Tax Expense	—	—	1,297	1,297
Add: Interest Expense, net	1,710	6,141	55,491	63,342
Less: Interest Income	(90)	—	(3,197)	(3,287)

Earnings (Loss) Before Interest & Taxes (EBIT)	$95,781	$38,392	$(38,711)	$95,462
Add: Depreciation, Depletion & Amortization	206,727	4,834	13,022	224,583

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$302,508	$43,226	$(25,689)	$320,045

Adjustments:
Stock-Based Compensation	$5,768	$265	$599	$6,632
Gain on Debt Extinguishment	—	—	(657)	(657)
Pension Settlement	—	—	22	22
Unrealized Loss on Commodity Derivative Instruments	52,204	—	—	52,204

Total Pre-tax Adjustments	57,972	265	(36)	58,201

Adjusted EBITDA	$360,480	$43,491	$(25,725)	$378,246

Less: Capital Expenditures	(132,752)
Less: Interest Expense, net	(63,342)
Less: Gain on Sale of Non-EBITDA Producing Assets	(11,723)
Plus: Proceeds on Non-EBITDA Producing Assets Sales	13,572

ICP Free Cash Flow	$184,001
Outstanding Shares as of December 31, 2021	34,480

ICP Free Cash Flow per Share	$5.34
Outstanding Shares as of December 31, 2021	34,480
Less: Shares issued in connection with CCR Merger	(7,967)

ICP Shares – 2020 Award	26,513
ICP Free Cash Flow per Share – 2020 Award	$6.94
ICP Free Cash Flow per Share for the year ending December 31, 2020	$4.17

Cumulative ICP Free Cash Flow per Share – 2020 Award	$11.11

– 2022 Proxy Statement	A-5

APPENDIX A

	Year Ended December 31, 2020
	PA Mining Complex	CONSOL Marine Terminal (CMT)	Other	Total Company
Net Income (Loss)	$16,185	$32,537	$(61,936)	$(13,214)
Add: Income Tax Expense	—	—	3,972	3,972
Add: Interest Expense, net	1,236	6,166	53,784	61,186
Less: Interest Income	(10)	—	(1,220)	(1,230)

Earnings (Loss) Before Interest & Taxes (EBIT)	$17,411	$38,703	$(5,400)	$50,714
Add: Depreciation, Depletion & Amortization	198,272	5,095	7,393	210,760

Earnings Before Interest, Taxes and DD&A (EBITDA)	$215,683	$43,798	$1,993	$261,474

Adjustments:
Stock/Unit-Based Compensation	$9,905	$558	$1,116	$11,579
CCR Merger Fees	2,623	—	7,199	9,822
Gain on Debt Extinguishment	—	—	(21,352)	(21,352)

Total Pre-tax Adjustments	12,528	558	(13,037)	49

Adjusted EBITDA	$228,211	$44,356	$(11,044)	$261,523

DEBT LEVEL AND NET DEBT LEVEL

The following table presents a reconciliation of Debt Level and net Debt Level to total long-term debt, the most directly comparable GAAP financial measure, for each of the periods indicated (in thousands).

As of December 31, 2021
Total Long-Term Debt	$594,650
Current Portion of Long-Term Debt	57,332

Total Debt	651,982
Less: Restricted Cash	(48,293)

Debt Level	$603,689
Less: Cash and Cash Equivalents	(149,913)

Net Debt Level	$453,776

A-6	– 2022 Proxy Statement

CONSOL ENERGY INC. ATTENTION: GENERAL COUNSEL AND SECRETARY 1000 CONSOL ENERGY DRIVE, SUITE 100 CANONSBURG, PA 15317-6506

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 25, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/CEIX2022

You may participate in the meeting via the Internet and vote electronically during the meeting. Have your proxy card in hand when you access the web site and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by CONSOL Energy Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 25, 2022. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D71037-P68313	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONSOL ENERGY INC.
The Board of Directors recommends you vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold

1a. William P. Powell	☐	☐

1b. Sophie Bergeron	☐	☐

1c. James A. Brock	☐	☐

1d. John T. Mills	☐	☐

1e. Joseph P. Platt	☐	☐

1f. Edwin S. Roberson	☐	☐	For	Against	Abstain

2. Ratification of Appointment of Ernst & Young LLP as CONSOL Energy Inc.’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2022.			☐	☐	☐

3. Approval, on an Advisory Basis, of the Compensation Paid to CONSOL Energy Inc.’s Named Executive Officers in 2021.			☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Stockholders.

The material is available at: www.proxyvote.com.

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D71038-P68313

Proxy - CONSOL Energy Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2022

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James A. Brock, Kurt R. Salvatori and Martha A. Wiegand, and each of them, as proxies with power of substitution and power to act alone to vote on behalf of the undersigned all shares, on all matters designated on the reverse side or otherwise properly presented at the Annual Meeting of Stockholders of CONSOL Energy Inc., as the undersigned may be entitled to vote at the Annual Meeting of Stockholders of CONSOL Energy Inc. to be held on April 26, 2022 at 9:00 a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/CEIX2022, and any postponements or adjournments thereof, with all powers that the undersigned would possess if personally present.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted “FOR” the election of nominees in Proposal 1, “FOR” the ratification of the appointment of Ernst & Young LLP in Proposal 2, and “FOR” the approval, on an advisory basis, of compensation paid to CONSOL Energy Inc.’s named executive officers in 2021 in Proposal 3. The proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

(Items to be voted appear on reverse side)